UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☒           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

FOOTSTAR, INC.
(Name of Registrant as Specified in Its Charter)

FOOTSTAR, INC. FOOTSTAR ACQUISITION, INC.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐          No fee required.

☒           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share (“Common Stock”)

(2)           Aggregate number of securities to which transaction applies:

24,183,897 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $16.54 was calculated pursuant to Exchange Act Rule 0-11 by multiplying 0.0001161 by an amount equal to the product of 150,000 shares of Common Stock, which constitutes the total number of outstanding shares of Common Stock estimated to be exchanged for the right to receive $0.95 per share in cash, without interest, in the proposed merger, and $0.95 per share.

(4)           Proposed maximum aggregate value of transaction:

$142,500

(5)           Total fee paid:

$16.54

☒           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

FOOTSTAR, INC.
933 MACARTHUR BLVD.
MAHWAH, NEW JERSEY 07430
(201) 934-2000

[________], 2011

Dear Footstar Stockholders:

You are cordially invited to attend a special meeting of stockholders of Footstar, Inc. (“Footstar”), to be held at 10:00 a.m., local time, on [________], 2011, at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP located at Park Avenue Tower, 65 East 55th Street, New York, New York 10022.  At the meeting, in accordance with Delaware law, our stockholders of record as of May 5, 2009 will be asked to consider and vote upon a proposal to revoke the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc. (the “Plan of Dissolution”). In addition, subject to the approval of the first Proposal, our stockholders of record as of [_________], 2011 will be asked to vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of February 14, 2011, pursuant to which Footstar Acquisition, Inc. (“Acquisition”) will merge with and into Footstar, with Footstar as the surviving corporation.

The merger, if approved, will enable us to terminate the registration of our common stock under the federal securities laws and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws.  Commonly referred to as a “going private” transaction, the proposed merger will reduce the number of our stockholders of record to fewer than 300, as required for the elimination of our periodic reporting obligations under the federal securities laws.  As a result, our common stock will be ineligible for quotation on the OTC Bulletin Board. At a special meeting held on May 5, 2009, Footstar’s stockholders adopted and approved the Plan of Dissolution. In order to consummate the merger with Acquisition, Footstar must first revoke the Plan of Dissolution, which under Delaware law requires the approval of stockholders. Accordingly, the approval of the proposal to approve the merger is subject to the approval of the proposal to revoke the Plan of Dissolution. See the accompanying proxy statement for a more detailed discussion of the reasons for and effects of the merger.

Under the terms of the merger agreement, each outstanding share of our common stock (other than shares as to which appraisal rights have been demanded and not withdrawn or lost) held by those of you who own fewer than 500 shares of our common stock in record form in any discrete account will, at the effective time of the merger, be cancelled and converted into the right to receive $0.95 in cash, without interest. As of [_________], 2011, only approximately 0.5% of our shares are held by stockholders owning less than 500 shares in record form.  We believe that a cash-out threshold of 500 shares will have the effect of enabling us to “go private.”  Throughout the attached proxy statement, when we refer to the small stockholders or cashed-out stockholders we are referring to holders of record of fewer than 500 shares of our common stock. In addition, when we refer to continuing stockholders or remaining stockholders, we are referring to holders of record of 500 or more shares.

As a result of the merger, if you own fewer than 500 shares of our common stock in record form in any discrete account immediately prior to the merger, you will not have any ownership interest in Footstar and you will not participate in any potential future earnings (or losses) or growth of Footstar after the merger.  Stockholders holding 500 or more shares of our common stock (which holdings currently constitute approximately 0.5% of our outstanding shares) in record form in any discrete account will continue to own the same number of shares after the merger (unless you exercise appraisal rights with respect to your shares).

After careful consideration, the board of directors of Footstar unanimously determined that the merger is advisable, fair to and in the best interests of Footstar’s unaffiliated stockholders, including both unaffiliated continuing stockholders and unaffiliated cash-out stockholders, and has adopted the merger agreement and, accordingly, recommends that its stockholders of record as of [_________], 2011 vote “FOR” adoption of the merger agreement and its stockholders of record as of May 5, 2009 vote “FOR” the proposal to revoke the Plan of Dissolution. In making its recommendation, the board of directors considered a variety of factors, which are described in the accompanying proxy statement .

Consummation of the merger is subject to certain conditions, including the affirmative vote by holders of a majority of the voting power of our common stock outstanding as of [_________], 2011, the record date for the proposal to approve the merger, to adopt the merger agreement and approve the merger, and the approval of the revocation of the Plan of Dissolution pursuant to its terms. Approval of the revocation of the Plan of Dissolution is subject to, among other things, the affirmative vote by holders of a majority of the voting power of our common stock outstanding as of May 5, 2009, the record date for the proposal to revoke the Plan of Dissolution.  Details of the proposed transactions are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

If you are a holder of record as of [_________], 2011, the record date for the proposal to approve the merger, you will find enclosed a proxy card to vote on that proposal. To adopt the merger agreement and approve the merger you should cast a vote “FOR” this proposal by following the instructions contained in the enclosed proxy card.

If you are a holder of record as of May 5, 2009, the record date for the proposal to revoke the Plan of Dissolution, you will find enclosed a proxy card to vote on that proposal. To approve the proposal to revoke the Plan of Dissolution you should cast a vote “FOR” this proposal by following the instructions contained in the enclosed proxy card.

If you properly sign and return your proxy card(s) with no voting instructions, you will be deemed to have voted “FOR” adoption of the merger agreement and/or “FOR” the proposal to revoke the Plan of Dissolution, as the case may be.  If you fail to return your proxy card(s) and fail to vote at the special meeting, the effect will be the same as a vote against the proposal to approve the merger and/or the proposal to revoke the Plan of Dissolution, as the case may be.  RETURNING THE PROXY CARD(S) DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON.

Please do not send your Footstar common stock certificates at this time.  If the merger is completed, you will receive written instructions for exchanging your Footstar stock certificates for cash.

Sincerely,

/s/ Jonathan M. Couchman

Jonathan M. Couchman
President and Chief Executive Officer

Mahwah, New Jersey

This proxy statement is dated [______], 2011 and is first being mailed to stockholders of Footstar on or about [______], 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of the information contained in this proxy statement.  Any representation to the contrary is a criminal offense.

FOOTSTAR, INC.
933 MACARTHUR BLVD.
MAHWAH, NEW JERSEY 07430
(201) 934-2000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [_________], 2011

Notice is hereby given that a special meeting of the stockholders of Footstar, Inc. (“Footstar”), will be held on [_________], 2011 at 10:00 a.m., local time, at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP located at Park Avenue Tower, 65 East 55th Street, New York, New York 10022 for the following purposes:

1.	To consider and vote upon a proposal to revoke the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc. (the “Plan of Dissolution”);

2.
Subject to the approval of the first Proposal, to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger (the “Partial Cash-Out Merger Agreement”), dated as of February 14, 2011, by and among Footstar and Footstar Acquisition, Inc.  (“Acquisition”) pursuant to which, among other things, Acquisition will be merged with and into Footstar, with Footstar being the surviving corporation, upon the terms and subject to the conditions of the Partial Cash-Out Merger Agreement described in the accompanying proxy statement (the “Partial Cash-Out Merger”);

3.	To consider and vote upon a motion to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary; and

4.	To consider, act upon and transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The proposals are described in detail in the accompanying proxy statement and the appendices thereto.  You are urged to read these materials very carefully and in their entirety before deciding how to vote.  In particular, you should consider the discussion in the section of this proxy statement entitled “Special Factors.”

The board of directors of Footstar has fixed the close of business on [_________], 2011 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting on the proposal to approve the Partial Cash-Out Merger (the “Going Private Record Date”). In accordance with Delaware law, May 5, 2009 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the special meeting on the proposal to revoke the Plan of Dissolution (the “Dissolution Record Date”).  Only holders of record of shares of Footstar common stock at the close of business on the respective record date for each proposal are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.  The affirmative vote by holders of a majority of the voting power of Footstar common stock entitled to vote at the special meeting with respect to the proposal to approve the Partial Cash-Out Merger is required to adopt the Partial Cash-Out Merger Agreement and approve the Partial Cash-Out Merger. The affirmative vote by holders of a majority of the voting power of Footstar common stock entitled to vote at the special meeting with respect to the proposal to revoke the Plan of Dissolution is required to revoke the Plan of Dissolution. At a special meeting held on May 5, 2009, Footstar’s stockholders adopted and approved the Plan of Dissolution. In order to consummate the Partial Cash-Out Merger with Acquisition, Footstar must first revoke the Plan of Dissolution, which, in accordance with Delaware law, requires the approval of the stockholders of record as of the Dissolution Record Date, the date Footstar’s stockholders adopted the Plan of Dissolution. Accordingly, the approval of the proposal to approve the Partial Cash-Out Merger is subject to the approval of the proposal to revoke the Plan of Dissolution.

After careful consideration, the board of directors of Footstar unanimously determined that the Partial Cash-Out Merger is advisable, fair to and in the best interests of Footstar’s unaffiliated stockholders, including both unaffiliated continuing stockholders and unaffiliated cashed-out stockholders, and has adopted the Partial Cash-Out Merger Agreement and, accordingly, recommends that stockholders of record as the Going Private Record Date vote “FOR” adoption of the Partial Cash-Out Merger Agreement and stockholders of record as of the Dissolution Record Date vote “FOR” the proposal to revoke the Plan of Dissolution.

Your vote is very important, regardless of the number of shares of Footstar common stock you own.  Please vote your shares as soon as possible to ensure that your shares are represented at the special meeting.  To vote your shares, you must complete and return the enclosed proxy card(s).

If you are a holder of record, you may also cast your vote in person at the special meeting. If you are a holder of record as the Going Private Record Date, you will find enclosed a proxy card to vote on that proposal. To adopt the Partial Cash-Out Merger Agreement and approve the Partial Cash-Out Merger you should cast a vote “FOR” this proposal by following the instructions contained in the enclosed proxy card. If you are a holder of record as of the Dissolution Record Date, you will find enclosed a proxy card to vote on that proposal. To approve the proposal to revoke the Plan of Dissolution you should cast a vote “FOR” this proposal by following the instructions contained in the enclosed proxy card.

If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.  If you do not instruct your broker or bank on how to vote, it will have the same effect as voting against the proposal to approve the Partial Cash-Out Merger and/or the proposal to revoke the Plan of Dissolution, as the case may be.

All holders of our common stock have the right under Delaware law to demand an appraisal of their shares and to have a judicial determination of the fair value of their shares.  These rights, generally known as appraisal rights, are described in detail in the proxy statement accompanying this notice.  In addition, a copy of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached as Appendix C to this proxy statement.  We urge you to read both the applicable section of the proxy statement and the statutory provisions carefully.  If you wish to demand an appraisal of your shares, you must strictly comply with the statutory requirements.

By Order of the Board of Directors,

Jonathan M. Couchman
President and Chief Executive Officer

Mahwah, New Jersey
[___________], 2011

(contents)

Page

APPENDIX A - AGREEMENT AND PLAN OF MERGER BY AND BETWEEN FOOTSTAR, INC. AND FOOTSTAR ACQUISITION, INC.

APPENDIX B - FORM OF CERTIFICATE OF REVOCATION OF PLAN OF DISSOLUTION

APPENDIX C - SECTION 262 OF THE DELAWARE GENERAL CORPORATE LAW

ii

SUMMARY TERM SHEET

The following summary term sheet, together with the “Questions and Answers About the Special Meeting, the Partial Cash-Out Merger and the Proposal to Revoke the Plan of Dissolution” following this summary term sheet, highlight selected information from this proxy statement about our proposed Partial Cash-Out Merger, the proposal to revoke the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc. (the “Plan of Dissolution”) and the special meeting. This summary term sheet and the question and answer section may not contain all of the information that is important to you.  To better understand, and for a more complete description of, the Partial Cash-Out Merger, the proposal to revoke the Plan of Dissolution, and the special meeting, you should carefully read this entire document and all of its appendices before you vote.  For your convenience, we have directed your attention in parentheses to the location in this proxy statement where you can find a more complete discussion of each item listed below.

As used in this proxy statement, “Footstar,” “we,” “our,” and “us” refer to Footstar, Inc. and all of its subsidiaries, the term “Acquisition” refers to Footstar Acquisition, Inc., the term “Partial Cash-Out Merger Agreement” refers to the Agreement and Plan of Merger dated as of February 14, 2011, as amended, by and among Footstar and Acquisition, the term “Partial Cash-Out Merger” refers to the proposed merger between Footstar and Acquisition pursuant to the Partial Cash-Out Merger Agreement and described herein and the term “common stock” or “common shares” refers to the issued and outstanding common shares of Footstar common stock, par value $0.01 per share.

The Parties (see page [__])

Footstar, Inc.
933 MacArthur Blvd.
Mahwah, New Jersey 07430

Footstar, Inc., a Delaware corporation, is a holding company that is currently winding down pursuant to the Plan of Dissolution, which was adopted by Footstar’s stockholders on May 5, 2009.  The proposal to revoke the Plan of Dissolution will, if approved by stockholders, authorize Footstar to file a certificate of revocation of dissolution with the Secretary of State of the State of Delaware which, at the effective  time thereof, cause the revocation of the Plan of Dissolution. The phone number of Footstar’s principal executive office is (201) 934-2000 ext. 5.

On January 3, 2011, CPEX Pharmaceuticals, Inc., a Delaware corporation (“CPEX”), FCB I Holdings Inc., a Delaware corporation (“NewCo”) and FCB I Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”), entered into an Agreement and Plan of Merger (the “CPEX Transaction Agreement”). On April 5, 2011, the transaction was consummated, and Merger Sub merged with and into CPEX (the “CPEX Transaction”), and CPEX became a wholly owned subsidiary of NewCo and an indirectly, majority-owned subsidiary of Footstar.

CPEX is a wholly owned subsidiary of NewCo, which is owned 80.5% by Footstar Corporation, a Texas corporation (“Footstar Corp”), and 19.5% by an unaffiliated investment holding company (the “19.5% Stockholder”). Footstar Corp is a wholly owned subsidiary of Footstar. In exchange for their respective 80.5% and 19.5% ownership of NewCo, Footstar Corp and the 19.5% Stockholder provided approximately $3.2 million and approximately $0.8 million, respectively, in equity financing to fund the CPEX Transaction.

See “SPECIAL FACTORS – Transaction with CPEX” for a more complete description of the CPEX Transaction Agreement.

Footstar Acquisition, Inc.
933 MacArthur Blvd.
Mahwah, New Jersey 07430

Footstar Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Footstar, was formed solely for the purpose of engaging in the transactions contemplated by the Partial Cash-Out Merger Agreement.  Acquisition has not conducted any significant activities other than those incident to its approval and execution of the Partial Cash-Out Merger Agreement and related documents.  Acquisition has no material assets or liabilities, other than its rights and obligations under the Partial Cash-Out Merger Agreement, and has no operations.

The Special Meeting (see page [__])

At the special meeting, stockholders of record as of [_________], 2011 (the “Going Private Record Date”) are being asked to vote to approve the proposal to approve the Partial Cash-Out Merger of Acquisition with and into Footstar, with Footstar continuing as the surviving corporation, and, in accordance with Delaware law, stockholders of record as of May 5, 2009 (the “Dissolution Record Date”) are being asked to approve the proposal to revoke the Plan of Dissolution. The Plan of Dissolution was approved and adopted by Footstar’s stockholders on May 5, 2009. In order to consummate the Partial Cash-Out Merger, Footstar must first revoke the Plan of Dissolution in accordance with Section 311 of the Delaware General Corporation Law (the “DGCL”). Accordingly, the approval of the proposal to approve the Partial Cash-Out Merger is subject to the approval of the proposal to revoke the Plan of Dissolution.

The Partial Cash-Out Merger Agreement (see page [__])

Under the Partial Cash-Out Merger Agreement, Acquisition will merge with and into Footstar, with Footstar to remain as the surviving corporation.  We have attached a copy of the Partial Cash-Out Merger Agreement as Appendix A to this proxy statement.  We encourage you to read the Partial Cash-Out Merger Agreement carefully because it is the legal document that governs the Partial Cash-Out Merger.  Under the terms of the Partial Cash-Out Merger Agreement, if the Partial Cash-Out Merger is completed:

•
those of you owning fewer than 500 shares of our common stock in record form in any discrete account as of the effective time of the Partial Cash-Out Merger will receive a cash payment of $0.95 per share, without interest (currently only approximately 0.5% of our shares are held by stockholders holding fewer than 500 shares in record form);

•	those of you owning 500 or more shares of our common stock in record form in any discrete account as of the effective time of the Partial Cash-Out Merger will continue to hold their shares; and

•	our officers and directors at the effective time of the Partial Cash-Out Merger will be our officers and directors immediately after the Partial Cash-Out Merger.

Throughout this proxy statement, when we refer to the small stockholders or cashed-out stockholders we are referring to record holders of fewer than 500 shares of our common stock. In addition, when we refer to continuing stockholders or remaining stockholders, we are referring to record holders of 500 or more shares.

If you hold shares of our common stock in street name, your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and therefore may hold 500 or more total shares in record form even if your street name shares total less than 500.

Footstar does not intend to effect the Partial Cash-Out Merger at the beneficial holder level. Accordingly, stockholders holding fewer than 500 shares of our common stock in street name through a nominee (such as a bank or broker) will not be cashed-out in the Partial Cash-Out Merger if their nominee holds a total of 500 or more shares in record form even if your street name shares total less than 500. If you hold fewer than 500 shares of common stock in street name and want to have your shares cashed out in the Partial Cash-Out Merger, you should instruct your nominee to transfer your shares into a record account in your name prior to 5 p.m. on the last business day prior to the effective time of the Partial Cash-Out Merger. In any event, if you hold your shares of our common stock in street name, we encourage you to contact your bank, broker or other nominee about the effect of the Partial Cash-Out Merger on your shares.

Effect of the Partial Cash-Out Merger (see page [__])

As a result of the Partial Cash-Out Merger:

•
following the Partial Cash-Out Merger, we intend to eliminate registration of our common shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and cease filing periodic reports under the Exchange Act, which means that price quotations for our common shares will no longer be available on the OTC Bulletin Board.  Accordingly, the Partial Cash-Out Merger is considered a “going private” transaction;

•	the number of our issued and outstanding shares will decrease from 24,183,897 to approximately [24,033,897];

•	cashed-out stockholders will no longer have an interest in or be a stockholder of Footstar and, therefore, they will not be able to participate in any of our future earnings and growth;

•	we estimate that the number of record stockholders will be reduced from approximately [2,600] to approximately 200; and

•	the percentage of ownership of our common stock beneficially held by our current officers and directors as a group (including shares subject to currently exercisable options) will not change.

Reasons for the Partial Cash-Out Merger (see page [__])

The requirements of being a publicly traded company and complying with the federal securities laws are expensive.  We anticipate that deregistration will enable us to save significant accounting, legal and administrative expenses relating to our public disclosure and reporting requirements under the Exchange Act.  Accordingly, the board of directors believes that it is in the best interest of Footstar and our stockholders to complete the Partial Cash-Out Merger with Acquisition. In addition, since only approximately 0.5% of our shares are held by record stockholders owning less than 500 shares, the Partial Cash-Out merger will impact only a minimal amount of outstanding shares. Accordingly, the Partial Cash-Out Merger will likewise have a minimal effect on the voting power of continuing stockholders, and affiliated stockholders will realize a less than 1% increase in their aggregate voting power. In addition, cashed-out stockholders who wish to participate in future earnings and growth of Footstar, if any, may increase the number of shares they hold to 500 or more if they wish to remain stockholders of Footstar after the Partial Cash-Out Merger.

Fairness of the Partial Cash-Out Merger (see page [__])

The board of directors has unanimously determined that the terms of the Partial Cash-Out Merger and the Partial Cash-Out Merger Agreement are advisable, fair to and in the best interests of Footstar stockholders, including unaffiliated cashed-out stockholders and unaffiliated continuing stockholders.  The board of directors considered a number of factors, as more fully described under “Special Factors—Background of the Partial Cash-Out Merger” and “—Reasons for the Board’s Recommendation,” in making its recommendation.

The board of directors believes that the Partial Cash-Out Merger, the Partial Cash-Out Merger Agreement and the related transactions are substantively and procedurally fair to and in the best interests of the Footstar stockholders, including unaffiliated stockholders, for all of the reasons set forth herein.  See “Special Factors—Reasons for the Board’s Recommendation.”  In reaching its conclusions regarding fairness, the board of directors considered the interests of both record holders of fewer than 500 of our shares who will receive $0.95 per share in cash for their shares, and record holders of 500 or more of our shares who will remain stockholders after Footstar deregisters from its reporting obligations under the Exchange Act.

The board of directors of Footstar has determined that the minimum number of shares stockholders need to hold in order to not be cashed out in the Partial Cash-Out Merger is 500. Footstar believes that after cashing out stockholders who hold fewer than 500 shares, it will be eligible for deregistration of its common stock and, upon such deregistration, would no longer be subject to the filing requirements of the Exchange Act. The board considered several different thresholds and believes a cash-out threshold of 500 shares is an appropriate threshold because, once the Partial Cash-Out Merger is consummated, Footstar will be able to achieve its objective of deregistering from the Exchange Act filing requirements while at the same time impacting only approximately 0.5% of Footstar’s outstanding shares.

With respect to cashed-out Footstar stockholders, the board of directors considered, among other things, the fact that the cashed-out stockholders will not be able to participate in the future earnings and growth of Footstar, if any. However, the board of directors believes that these factors are more than offset by the benefits to the cashed-out stockholders, including (1) that the Partial Cash-Out Merger consideration of $0.95 per share represents a premium of 5% over the trailing average of the closing price of our common stock for the 20 trading days prior to February 14, 2011, the date of our public announcement of the execution of the Partial Cash-Out Merger Agreement, (2) the value presented by the opportunity to realize a disposition of an otherwise relatively small investment without incurring brokerage commissions or fees and (3) that stockholders who would otherwise be cashed out but desire to retain their equity interest in Footstar after the Partial Cash-Out Merger can increase the number of shares they hold to 500 shares or more prior to the effective time. To the extent that any of the stockholders holding the approximately 0.5% of our shares which would be cashed out want to retain their equity interest in Footstar, Footstar believes that there is sufficient trading volume to ensure that such stockholders can purchase a sufficient number of shares to continue as Footstar stockholders. See “Special Factors—Purpose of the Partial Cash-Out Merger” and “—Reasons for the Board’s Recommendation.”

With respect to continuing Footstar stockholders, the board of directors considered, among other things, the adverse effect of the loss of a public trading market for the common stock, the lack of publicly available information on Footstar when it ceases to file Exchange Act reports, that Footstar will no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) when it terminates its Exchange Act registration and the reduced cash balance resulting from the transaction costs for the Partial Cash-Out Merger.  However, the board of directors believes that these factors are more than offset by the benefits to the remaining stockholders created by the lower expenses and other benefits of becoming a non-reporting company.  See “Special Factors—Purpose of the Partial Cash-Out Merger” and “—Reasons for the Board’s Recommendation.”

Transaction with CPEX (see page [__])

On January 3, 2011, CPEX, NewCo and Merger Sub entered into the CPEX Transaction Agreement. On April 5, 2011, the transaction was consummated, and Merger Sub merged with and into CPEX (the “CPEX Transaction”), and CPEX became a wholly owned subsidiary of NewCo and an indirectly, majority-owned subsidiary of Footstar.

CPEX is a wholly owned subsidiary of NewCo, which is owned 80.5% by Footstar Corp, and 19.5% by the 19.5% Stockholder. Footstar Corp is a wholly owned subsidiary of Footstar. In exchange for their respective 80.5% and 19.5% ownership of NewCo, Footstar Corp and the 19.5% Stockholder provided approximately $3.2 million and approximately $0.8 million, respectively, in equity financing to fund the CPEX Transaction.

See “SPECIAL FACTORS – Transaction with CPEX” for a more complete description of the CPEX Transaction Agreement.

Vote Required to Approve the Partial Cash-Out Merger (see page [__])

The affirmative vote by holders of a majority of the voting power of our outstanding common stock as of the Going Private Record Date is required to adopt the Partial Cash-Out Merger Agreement and approve the Partial Cash-Out Merger.  Our officers and directors collectively own or control an aggregate of 11,649,159 shares of our common stock, representing in the aggregate approximately 48.2% of the total number of votes entitled to vote on the proposal to approve the Partial Cash-Out Merger.  Our officers and directors have indicated to Footstar that they intend to vote their shares in favor of the proposal to approve the Partial Cash-Out Merger.

Financing (see page [__])

Footstar will pay the Partial Cash-Out Merger consideration with cash on hand. Approximately $142,500 will be required to pay the aggregate cash Partial Cash-Out Merger consideration to our cashed-out stockholders and we estimate expenses in connection with the Partial Cash-Out Merger will be $100,000.

Conditions to the Completion of the Partial Cash-Out Merger (see page [__])

Before we complete the Partial Cash-Out Merger, a number of closing conditions must be satisfied or waived.  The conditions to the obligations of each party to complete the Partial Cash-Out Merger include, among others:

•	The proposal to revoke the Plan of Dissolution be approved at the special meeting by the holders of a majority of the voting power of our outstanding common stock as of the Dissolution Record Date.

•
The Partial Cash-Out Merger Agreement be adopted and approved at the special meeting by the holders of a majority of the voting power of our outstanding common stock as of the Going Private Record Date.

•	Regulatory approval from governmental entities which shall have been delivered and obtained and no court or other governmental entity has issued an order to enjoin the transaction.

Other than the clearance of this proxy statement and other related filings by the Securities and Exchange Commission (the “SEC”), the filing of each of the certificate of revocation of the Plan of Dissolution and certificate of merger for the Partial Cash-Out Merger with the Secretary of State of the State of Delaware, there are no regulatory approvals required for completion of the Partial Cash-Out Merger.

Material U.S. Federal Income Tax Consequences (see page [__])

Generally, for United States federal income tax purposes, cashed-out stockholders will be treated as if they sold their common stock for the cash received in the Partial Cash-Out Merger.  Each stockholder will recognize taxable gain or loss equal to the difference between the amount of cash received and the stockholder’s adjusted tax basis in the Footstar common stock exchanged.  Stockholders who do not receive cash in the Partial Cash-Out Merger should not be subject to taxation as a result of the Partial Cash-Out Merger.  See “Proposal to Approve the Partial Cash-Out Merger—Material U.S. Federal Income Tax Consequences” beginning on page [__].  THE TAX CONSEQUENCES TO YOU RESULTING FROM THE PARTIAL CASH-OUT MERGER WILL DEPEND ON CIRCUMSTANCES SPECIFIC TO YOUR SITUATION.  TO REVIEW THE MATERIAL TAX CONSEQUENCES IN GREATER DETAIL, PLEASE READ THE DISCUSSION UNDER “PROPOSAL TO APPROVE THE PARTIAL CASH-OUT MERGER—MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.”  You should consult your personal tax advisors for a full understanding of the tax consequences of the Partial Cash-Out Merger to you.

Appraisal Rights (see page [__])

Holders of our common stock may seek, under Section 262 (“Section 262”) of the DGCL, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery.  This value could be more or less than or the same as the $0.95 per share Partial Cash-Out Merger consideration for our common stock being paid to cashed-out stockholders.  This right to appraisal is subject to a number of restrictions and technical requirements.  Generally, in order to properly demand appraisal rights, among other things:

•	you must not vote in favor of the proposal to adopt and approve the Partial Cash-Out Merger Agreement and the Partial Cash-Out Merger;

•
you must make a written demand to Footstar for appraisal in compliance with the DGCL before the vote on the proposal to adopt and approve the Partial Cash-Out Merger Agreement and the Partial Cash-Out Merger at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal though the effective time of the Partial Cash-Out Merger.

Merely voting against the Partial Cash-Out Merger Agreement and the Partial Cash-Out Merger will not preserve your right to appraisal under Delaware law.  Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the Partial Cash-Out Merger Agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.  If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares.  If you or your nominee fails to follow all of the steps required by Section 262, you will lose your right of appraisal.  Appendix C to this proxy statement contains the full text of Section 262, which relates to your right of appraisal.  We encourage you to read these provisions carefully and in their entirety.

Revocation of Plan of Dissolution (see page [__])

At a special meeting held on May 5, 2009, Footstar’s stockholders adopted and approved the Plan of Dissolution. Subsequently, in August 2010, Footstar’s management and board of directors was made aware of an opportunity regarding a potential strategic transaction with CPEX. The board of directors believed that, notwithstanding the previous approval of the Plan of Dissolution, it was in Footstar’s best interest to explore a possible transaction with CPEX. As part of its assessment as to whether to pursue the CPEX Transaction, the board of directors also reevaluated whether it continued to be advisable to continue liquidating Footstar pursuant to the Plan of Dissolution. The board of directors determined that, regardless of whether the CPEX Transaction was consummated, it was advisable to suspend liquidating Footstar pursuant to the Plan of Dissolution and to pursue strategic transactions as a going concern. Since the consummation of the CPEX Transaction was time sensitive, Footstar’s board of directors believed that Footstar’s primary focus after the August 2010 meeting was to negotiate a transaction with CPEX and that after an agreement with CPEX was either entered into or discussions were terminated, it could focus more specifically on revoking the Plan of Dissolution.

If the proposal to revoke the Plan of Dissolution is approved, Footstar intends to revoke the Plan of Dissolution and permanently cease making liquidating distributions.

In order to consummate the Partial Cash-Out Merger with Acquisition, Footstar must first revoke the Plan of Dissolution. Accordingly, the approval of the proposal to approve the Partial Cash-Out Merger is subject to the approval of the proposal to revoke the Plan of Dissolution. The proposal to revoke the Plan of Dissolution will, if approved by stockholders, authorize Footstar to file a certificate of revocation of dissolution with the Secretary of State of the State of Delaware which will, at the effective time thereof, cause the revocation of the Plan of Dissolution. The form of certificate of revocation of dissolution is attached to this proxy statement as Appendix B.

If the proposal to revoke the Plan of Dissolution is not approved, it is expected that the current management of Footstar, under the direction of the board of directors, will recommence dissolving Footstar in accordance with the Plan of Dissolution. In addition, if the proposal to revoke the Plan of Dissolution is not approved, Footstar is considering, among other things, taking the actions necessary to spin-off the common stock of Footstar Corp, its wholly-owned subsidiary, as a special dividend or other distribution to Footstar stockholders so that Footstar stockholders can continue to participate in earnings resulting from the CPEX Transaction, if any, after Footstar is completely dissolved.

If the proposal to approve the Partial Cash-Out Merger and revoke the Plan of Dissolution are approved, we expect we will, as soon thereafter as reasonably practicable, revoke the Plan of Dissolution and effect the Partial Cash-Out Merger, subject to applicable law.

The Plan of Dissolution is attached as Annex A to Footstar’s Proxy Statement on Schedule 14A filed with the SEC on April 6, 2009 and is incorporated herein by reference.

Vote Required to Approve the Proposal to Revoke the Plan of Dissolution (see page [__])

In accordance with the DGCL, stockholders entitled to vote on the proposal to revoke the Plan of Dissolution are stockholders of record as of the Dissolution Record Date, the effective date of the Plan of Dissolution. The affirmative vote by holders of a majority of the voting power of our outstanding common stock as of the Dissolution Record Date is required to approve the proposal to revoke the Plan of Dissolution. Our officers and directors collectively owned or controlled an aggregate of 1,182,376 shares of common stock, or 5.5%, of the total number of votes entitled to vote on the proposal to revoke the Plan of Dissolution. Our officers and directors have indicated to Footstar that they intend to vote their shares in favor of the proposal to revoke the Plan of Dissolution.

Because of the prolonged period between the special meeting and the record date for the proposal to revoke the Plan of Dissolution, Footstar believes it may be difficult in some cases to locate or otherwise obtain the vote of stockholders entitled to vote on such proposal. Footstar does not believe that any difficulties in locating these stockholders will be unfair to unaffiliated stockholders as of the Dissolution Record Date who oppose a revocation of the Plan of Dissolution, since a failure to vote on the proposal to revoke the Plan of Dissolution, for whatever reason, will have the same effect as a vote against such proposal. To the extent that unaffiliated stockholders as of the Dissolution Record Date favor revoking the Plan of Dissolution, it is incumbent upon Footstar to locate such stockholders.

Recommendation of Our Board of Directors (see page [__])

After careful consideration of other factors relating to the advisability and fairness of the Partial Cash-Out Merger, the board of directors of Footstar unanimously determined that the Partial Cash-Out Merger is advisable, fair to and in the best interests of the Footstar stockholders, including unaffiliated cashed-out stockholders and unaffiliated continuing stockholders, and has adopted the Partial Cash-Out Merger Agreement and, accordingly, recommends that stockholders of record as of the Going Private Record Date vote “FOR” adoption of the Partial Cash-Out Merger Agreement and stockholders of record as of the Dissolution Record Date vote “FOR” the proposal to revoke the Plan of Dissolution.

Cautionary Statement Concerning Forward-Looking Information

This proxy statement includes statements that are not historical facts.  These forward-looking statements are based on Footstar’s current estimates and assumptions and, as such, involve uncertainty and risk.  Forward-looking statements include the information concerning Footstar’s possible or assumed future results of operations and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	the completion of the Partial Cash-Out Merger and the termination of the registration of our common stock under the Exchange Act;

•	the estimated number of shares to be cashed-out in the Partial Cash-Out Merger;

•	the expected cost of the Partial Cash-Out Merger;

•	the cost savings that we expect to realize following the termination of the registration of our common stock;

•
the ability of continuing stockholders to sell their shares following the completion of the Partial Cash-Out Merger or to dispose of or acquire shares before the Partial Cash-Out Merger in order to be cashed out or avoid being cashed out in the Partial Cash-Out Merger; and

•	the expectation that our business and operations will continue following the Partial Cash-Out Merger substantially as presently conducted.

These forward-looking statements are subject to a number of risks and uncertainties, and future events and actual results could differ materially from those described in, contemplated by or underlying these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstance that could give rise to the abandonment of the Partial Cash-Out Merger;

•	the inability to obtain stockholder approval of the proposal to approve the Partial Cash-Out Merger and/or the proposal to revoke the Plan of Dissolution;

•	the outcome of any legal proceedings instituted against use relating to the Partial Cash-Out Merger or the deregistration of our common stock;

•
the occurrence of any event, change or other circumstance that could prevent or delay us from terminating the registration of our common stock under the Exchange Act, including, without limitation, any failure of the Partial Cash-Out Merger to result in the reduction of the number of our stockholders of record to below 300;

•	the amount of the costs, fees, expenses and charges that we incur in connection with the Partial Cash-Out Merger;

•	the inability to realize the cost savings that we expect to achieve as a result of termination of the registration of our common stock; and

•
risk factors detailed in our Annual Report on Form 10-K for the fiscal year ending January 1, 2011, which is hereby incorporated by reference into this proxy statement. The safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and identified in such Annual Report do not apply to any forward-looking statements that Footstar or Acquisition or any of their affiliates make in connection with the going-private transaction described in this proxy statement.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by these forward-looking statements. For these reasons, you should not place undue reliance on any forward-looking statements included in this proxy statement.

Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE PARTIAL CASH-OUT MERGER AND THE PROPOSAL TO REVOKE THE PLAN OF DISSOLUTION

Q.	Why did I receive this proxy statement?

A.
We sent you this proxy statement and the enclosed proxy because our board of directors is soliciting your votes for use at a special meeting of stockholders.  This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card(s).  We will begin sending this proxy statement, notice of special meeting and the enclosed proxy on or about [_______], 2011 to all stockholders entitled to vote on the proposals set forth herein.

Q.	Where and when is the special meeting?

A.
The special meeting of Footstar stockholders will be held on [_______], 2011 at 10:00 a.m., local time at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP located at Park Avenue Tower, 65 East 55th Street, New York, New York 10022.

Q.	What am I being asked to vote on?

A.
Stockholders of record as of the Going Private Record Date are being asked to adopt the Partial Cash-Out Merger Agreement that we entered into with Acquisition and to approve the Partial Cash-Out Merger of Acquisition into Footstar, with Footstar as the surviving corporation.  As a result of the Partial Cash-Out Merger, all stockholders owning fewer than 500 of our common shares in record form in any discrete account will receive $0.95 for each share that they own.  In addition, all stockholders owning at least 500 of our common shares in record form in any discrete account will continue to hold their shares.

Stockholders of record as of the Dissolution Record Date are being asking to approve a proposal to revoke the Plan of Dissolution. In order to consummate the Partial Cash-Out Merger with Acquisition, Footstar must first revoke the Plan of Dissolution, which, in accordance with Delaware law, requires the approval of stockholders of record as of the Dissolution Record Date. Accordingly, the approval of the proposal to approve the Partial Cash-Out Merger is subject to the approval of the proposal to revoke the Plan of Dissolution.

Stockholders are also be asked to consider and vote upon a motion to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary.

Q.	Why is Footstar proposing the Partial Cash-Out Merger?

A.
If approved, the Partial Cash-Out Merger will enable us to “go private” and thus terminate our obligations to file annual and periodic reports and make other filings with the SEC.  The purpose behind the Partial Cash-Out Merger and the benefits of “going private” include:

•	eliminating the costs associated with filing documents under the Exchange Act with the SEC; and

•	reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests.

As part of its assessment as to whether to pursue the CPEX Transaction, Footstar’s board of directors undertook a thorough analysis of Footstar’s operating cost structure and future plans. As a result of this analysis, the Footstar Board determined that (1) it is in the best interest of Footstar stockholders for Footstar to revoke its Plan of Dissolution and pursue strategic transactions as a going concern and (2) the benefits to the stockholders of remaining a reporting company are not justified by their costs under any foreseeable scenario.

For smaller publicly traded companies, such as Footstar, pubic company costs represent a larger portion of our revenues than for larger public companies and the fixed costs of being an Exchange Act reporting company have continued to increase. After Footstar determined to propose that shareholders revoke the Plan of Dissolution and operate as a going concern, the potential long-term costs associated with being a public company became a significant operating cost because there was no longer a fixed time after which Footstar would finally dissolve and Footstar has limited capital resources. The Footstar board of directors believes that these costs will significantly increase as a result of the CPEX Transaction particularly because of the controls and procedures required by the Sarbanes-Oxley Act and Footstar believes that due, in part, to the leverage incurred by its subsidiaries as a result of the CPEX Transaction it needs to reduce its costs. In addition, the board of directors of Footstar determined that Footstar is not currently, and will not in the foreseeable future, realize the benefits normally presumed to result from being a reporting company, such as access to the public capital markets, due to the nature of our current and proposed future operations, including the consummation of the CPEX Transaction, as a result of which, Footstar, through its subsidiaries, is highly leveraged.

In light of this analysis, we believe that the increased cost savings to continuing stockholders from becoming a non-reporting company are in the best interest of Footstar and its stockholders. In addition, cashed-out stockholders who wish to participate in future earnings and growth of Footstar, if any, may increase the number of shares they hold to 500 or more if they wish to remain stockholders of Footstar after the Partial Cash-Out Merger.

Q.	What does “going private” mean?

A.
We will have fewer than 300 stockholders of record, will be eligible for and will file for deregistration of our Common Stock and, upon such deregistration, will become a non-reporting company.  In this regard, we, by going private, will no longer have to file periodic reports, such as annual, quarterly and other reports, with the SEC.

Q:	What vote is required for approval?

A.
The affirmative vote by holders of a majority of the voting power of our outstanding common stock as of the Going Private Record Date is required to adopt the Partial Cash-Out Merger Agreement and approve the Partial Cash-Out Merger. The affirmative vote by holders of a majority of the voting power of our outstanding common stock as of the Dissolution Record Date is required to approve the proposal to revoke the Plan of Dissolution. At the close of business on the Going Private Record Date, there were outstanding 24,183,897 shares of Footstar common stock entitled to vote on the proposal to approve the Partial Cash-Out Merger and at the close of business on the Dissolution Record Date, there were outstanding 21,577,835 shares of Footstar common stock entitled to vote on the proposal to revoke the Plan of Dissolution. Our officers and directors collectively own or control an aggregate of 11,649,159 shares of our common stock as of the Going Private Record Date, representing in the aggregate approximately 48.2% of the total number of votes entitled to vote on the proposal to approve the Partial Cash-Out Merger, and owned or controlled an aggregate of 1,182,376 shares of common stock as of the Dissolution Record Date, representing approximately 5.5% of the total number of votes entitled to vote on the proposal to revoke the Plan of Dissolution. Our officers and directors have indicated to Footstar that they intend to vote their shares in favor of the proposal to approve the Partial Cash-Out Merger and in favor of the proposal to revoke the Plan of Dissolution.

Q.	How did the board of directors determine the cash-out price?

A.
The board of directors considered recent and historical trades of the Footstar common stock. The common stock has traded since December 30, 2003 on the OTC Bulletin Board. That market has represented the principal outlet for stockholders who wished to dispose of shares of common stock. The board of directors viewed that market as a good indicator of what a willing buyer would pay to a willing seller, neither one of whom is under any compulsion to buy or sell, after considering such factors as their estimate of Footstar’s value as a whole, its earnings and performance history, its prospects, the prospects of the industry as a whole, the announcement and execution of the CPEX Transaction Agreement, an assessment of the control parties and management of Footstar, and other factors that typically bear on a common stock purchase or sale decision. Accordingly, the board of directors determined that a cash-out price based on the historical market prices of Footstar’s common stock would constitute a reasonably accurate method of determining the fair value of shares of common stock being cashed out in the Partial Cash-Out Merger. The board of directors determined to calculate the cash-out price as a price equal to the trailing average of the closing price of the common stock for the 20 trading days prior to February 14, 2011, the date of our public announcement of the execution of the Partial Cash-Out Merger Agreement, plus a premium of 5%. In addition, due to the CPEX Transaction, the board of directors determined that, in calculating an average historical closing price for the common stock, an average of closing prices during a period of time subsequent to the announcement of the CPEX Transaction would more accurately reflect the current fair value of the common stock because Footstar believes such prices are indicative of investors’ assessment of the value of the CPEX Transaction on Footstar. This method resulted in a cash out price of $0.95 per share, which the board of directors determined was fair to unaffiliated stockholders being cashed out in the Partial Cash-Out Merger.

Q.	Did the board of directors receive a fairness opinion or otherwise hire a financial advisor in connection with the Partial Cash-Out Merger?

A:
Footstar did not receive a report, opinion, or appraisal from an outside party as to the value of our common stock, or the fairness of the Partial Cash-Out Merger to stockholders who will receive cash in the Partial Cash-Out Merger, stockholders who will remain stockholders following the Partial Cash-Out Merger or unaffiliated or affiliated stockholders or Footstar, or otherwise engage a financial advisor in connection with the Partial Cash-Out Merger.

The independent members of the board of directors concluded that there were already sufficient procedural safeguards without the expense of retaining an independent fairness advisor, including (i) unaffiliated and affiliated stockholders would be treated the same in the Partial Cash-Out Merger and there are no divergent interest between affiliated and unaffiliated stockholders, (ii) any of such stockholders could change his or her stock holdings prior to the Effective Date, as described above, in order to either get cashed out in the Partial Cash-Out Merger or continue as a stockholder of Footstar following the Partial Cash-Out Merger and (iii) the Partial Cash-Out Merger was approved unanimously by all directors of Footstar who are not employees of Footstar and who will not have any continuing interest in or other relationship with Footstar as the surviving corporation (other than ownership of less than 2% each of outstanding common stock after the Partial Cash-Out Merger and continued service on the board of directors). In addition, the board of directors took into account the importance of preserving Footstar’s cash position and completing the Partial Cash-Out Merger as expeditiously as practicable.

Q.	How do I cast my vote?

A.
If your shares are registered directly in your name with BNY Mellon Shareowner Services (“BNY Mellon”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials were sent directly to you.  As the stockholder of record, you may vote in person at the special meeting or by submitting a proxy for the special meeting.  You can submit your proxy by completing, signing, dating and returning the enclosed proxy card(s) in the accompanying pre-addressed postage paid envelope.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held “in street name,” and these proxy materials have been forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the special meeting.  However, as a beneficial owner, you are not the stockholder of record, and you may not vote these shares in person at the meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.  Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q.	Can I change my vote after I have delivered my proxy?

A.	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by:

•	delivering to the secretary of Footstar, as appropriate, a signed notice of revocation;

•	granting a new, later-dated proxy, and if it is a written proxy, it must be signed and delivered to the respective Secretary of Footstar, as appropriate; or

•	attending the special stockholders meeting and voting in person, however, your attendance alone will not revoke your proxy.

If your shares are held in a street name account, you must contact your broker, bank or other nominee to change your vote.

Q.	What do I need to do now?

A.
You should carefully read and consider the information contained in this proxy statement and complete, date and sign your proxy card(s) and return it in the enclosed addressed envelope as soon as possible so that your shares will be represented at the special meeting. If you are a holder of record as of the Going Private Record Date, you will find enclosed a proxy card to vote on that proposal. To adopt the Partial Cash-Out Merger Agreement and approve the Partial Cash-Out Merger you should cast a vote “FOR” this proposal by following the instructions contained in the enclosed proxy card. If you are a holder of record as of the Dissolution Record Date, you will find enclosed a proxy card to vote on that proposal. To approve the proposal to revoke the Plan of Dissolution you should cast a vote “FOR” this proposal by following the instructions contained in the enclosed proxy card. If your shares are held in a street name account, see the question entitled “What if I hold shares in ‘street name’?” Your failure to vote in person or return your signed and dated proxy card will have the same effect as a vote “AGAINST” adoption of the Partial Cash-Out Merger Agreement and/or the proposal to revoke the Plan of Dissolution, as the case may be.  If you return your signed and completed proxy card but check the mark “abstain,” your proxy will have the same effect as a vote “AGAINST” adoption of the Partial Cash-Out Merger Agreement and/or the proposal to revoke the Plan of Dissolution, as the case may be.

Q.	Should I send in my stock certificate now?

A.
No.  After the Partial Cash-Out Merger is completed, you will receive written instructions from the exchange agent on how to exchange your Footstar stock certificates for the Partial Cash-Out Merger consideration.

Q.	What will I receive in the Partial Cash-Out Merger?

A.
If you are a record holder owning fewer than 500 shares of our common stock in record form in any discrete account, each issued and outstanding common share held by you will be cancelled and converted into the right to receive $0.95 in cash, without interest.  If you are a record holder owning 500 or more of our common shares, you will continue to own the same number of shares of Footstar common stock after the Partial Cash-Out Merger. If your shares are held in a street name account, see the question entitled “What if I hold shares in ‘street name’?”

Q.	What if I hold shares in “street name”?

A.
If you hold shares of our common stock in street name, your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and therefore may hold 500 or more total shares even if your street name shares total less than 500.

Footstar does not intend to effect the Partial Cash-Out Merger at the beneficial holder level. Accordingly, stockholders holding fewer than 500 shares of our common stock in street name through a nominee (such as a bank or broker) will not be cashed-out in the Partial Cash-Out Merger if their nominee holds a total of 500 or more shares in record form even if your street name shares total less than 500.  If you hold fewer than 500 shares of common stock in street name and want to have your shares cashed out in the Partial Cash-Out Merger, you should instruct your nominee to transfer your shares into a record account in your name prior to 5 p.m. on the last business day prior to the effective time of the Partial Cash-Out Merger. In any event, if you hold your shares of our common stock in street name, we encourage you to contact your bank, broker or other nominee about the effect of the Partial Cash-Out Merger on your shares.

Q.	What happens if I own a total of 500 shares through a combination of record ownership in my name and one or more brokerage firms in street name?

A.
If you hold 500 or more shares in a combination of record and street name accounts, you may nevertheless have your shares cashed-out.  If you are in this situation and desire to remain our stockholder after the Partial Cash-Out Merger, we recommend that you transfer any shares held in street name into the same record name as your record shares prior to the effective time of the Partial Cash-Out Merger.  To determine the Partial Cash-Out Merger’s effect on any shares you hold in street name (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.

Q.	How will Footstar be operated after the Partial Cash-Out Merger?

A.
After the Partial Cash-Out Merger and the deregistration of our common stock under the Exchange Act, we will be a non-reporting company.  As a result of the CPEX Transaction, Footstar will need to assimilate CPEX into Footstar’s operations. Footstar believes that while the CPEX Transaction resulted in the incurrence of significant debt by a Footstar subsidiary, the CPEX Transaction benefits Footstar because it resulted in the acquisition of a currently profitable business as evidenced by CPEX having net income of approximately $6.6 million for the fiscal year ended December 31, 2010. Footstar believes the Partial Cash-Out Merger will not have any effect upon the conduct of the CPEX business except that Footstar will achieve significant cost savings as a result of no longer being a reporting company and Footstar’s management will be better able to focus on operating the CPEX business without the distractions of complying with the Exchange Act reporting requirements and other Exchange Act obligations.  As a result of the Partial Cash-Out Merger, our stockholders who receive cash for their shares in the Partial Cash-Out Merger will no longer have a continuing interest as stockholders of Footstar and will not share in any of Footstar’s future earnings and growth, if any.

If the proposal to approve the Partial Cash-Out Merger and revoke the Plan of Dissolution are approved, we expect we will, as soon thereafter as reasonably practicable, revoke the Plan of Dissolution and effect the Partial Cash-Out Merger, subject to applicable law.

Q.	When do you expect the Partial Cash-Out Merger to be completed?

A.
We are working to complete the Partial Cash-Out Merger as quickly as possible.  We currently expect to complete the Partial Cash-Out Merger in the second calendar quarter of 2011.  However, we cannot predict the exact timing of the Partial Cash-Out Merger.

Q.	May I buy additional shares in order to remain a stockholder of Footstar?

A.
Yes.  If you will be a cashed-out stockholder as a result of the Partial Cash-Out Merger and you want to continue to hold our common stock after the Partial Cash-Out Merger, you may do so by taking any of the following actions, if applicable, so that, in any case, you hold at least 500 shares of our common stock in a record account by 5 p.m. on the last business day before the effective date of the Partial Cash-Out Merger, which we expect will occur shortly after the special meeting:

•	purchasing a sufficient number of our shares on the open market and having them registered in your name so that you have at least 500 shares in record form;

•	instructing your nominee to transfer at least 500 of your shares into a record account in your name; and/or

•	consolidating your current holdings into a single record account so that you have at least 500 shares in record form.

You will have to act far enough in advance so that the purchase of our common shares and/or consolidation of your accounts containing our common stock is complete by 5 p.m. on the last business day immediately prior to the effective date of the Partial Cash-Out Merger.

Footstar believes that only approximately 0.5% of its outstanding shares (or [__] shares) will be impacted by the Partial Cash-Out Merger. Because of this small number, Footstar does not expect stockholders who wish to purchase additional shares to avoid being cashed out in the Partial Cash-Out Merger will experience significant difficulty in effecting such purchase on the OTC Bulletin Board even though, at times, there has been limited trading volume in Footstar’s common stock. However, there can be no assurance that each individual stockholder wishing to effect such purchase will be able to do so.

If you hold shares of our common stock in street name, your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and therefore may hold 500 or more total shares in record form even if your street name shares total less than 500.

Footstar does not intend to effect the Partial Cash-Out Merger at the beneficial holder level. Accordingly, stockholders holding fewer than 500 shares of our common stock in street name through a nominee (such as a bank or broker) will not be cashed-out in the Partial Cash-Out Merger if their nominee holds a total of 500 or more shares in record form. If you hold fewer than 500 shares of common stock in street name and want to have your shares cashed out in the Partial Cash-Out Merger, you should instruct your nominee to transfer your shares into a record account in your name prior to 5 p.m. on the last business day prior to the effective time of the Partial Cash-Out Merger. In any event, if you hold your shares of our common stock in street name, we encourage you to contact your bank, broker or other nominee about the effect of the Partial Cash-Out Merger on your shares.

Q.	Why is Footstar asking its stockholders to revoke the Plan of Dissolution?

A.
In light of the acquisition of CPEX in April 2011, the board of directors believes it is advisable to suspend liquidating Footstar pursuant to the Plan of Dissolution. If the proposal to revoke the Plan of Dissolution is approved, Footstar intends to permanently cease making liquidating distributions.

Q.	What will happen if the proposal to approve the Partial Cash-Out Merger and/or the proposal to revoke the Plan of Dissolution are not approved?

A.
If the proposal to revoke the Plan of Dissolution is not approved, it is expected that the current management of Footstar, under the direction of the board of directors, will recommence dissolving Footstar in accordance with the Plan of Dissolution. In addition, if the proposal to revoke the Plan of Dissolution is not approved, Footstar is considering, among other things, taking the actions necessary to spin-off the common stock of Footstar Corp, its wholly-owned subsidiary, as a special dividend or other distribution to Footstar stockholders so that Footstar stockholders can continue to participate in earnings resulting from the CPEX Transaction, if any, after Footstar is completely dissolved.

If the proposal to approve the Partial Cash-Out Merger and revoke the Plan of Dissolution are approved, we expect we will, as soon thereafter as reasonably practicable, revoke the Plan of Dissolution and effect the Partial Cash-Out Merger, subject to applicable law.

Q.	Who can help answer my questions?

A.
If you would like additional copies of this proxy statement (which we will provide without charge) or if you have questions about the Partial Cash-Out Merger or the special meeting, including the procedures for voting your shares, you should contact Jonathan M. Couchman, President and Chief Executive Officer, Footstar, Inc., 933 MacArthur Blvd., Mahwah, New Jersey 07430, telephone: (201) 934-2000 ext. 5, facsimile: (201) 327-2130.

SUMMARY FINANCIAL INFORMATION

The following summary historical consolidated financial information presented below has been derived from our audited consolidated financial statements contained in our annual report on Form 10-K, as of and for the fiscal years ended January 1, 2011 and January 2, 2010.  This data should be read in conjunction with the audited and unaudited consolidated financial statements and other financial information contained in Form 10-K and Forms 10-Q, respectively, including the notes thereto and which are incorporated by reference.  More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and the following information is qualified in its entirety by reference to such reports and all of the financial information and notes contained therein.  Copies of such reports may be obtained from the SEC and Footstar. See the section entitled “Where Stockholders Can Find More Information” on page [_].

FOOTSTAR, INC. and SUBSIDIARY COMPANIES

Consolidated Condensed Statements of Operations
For the Period January 4, 2009 to May 5, 2009 (Going Concern Basis)
(in millions, except per share amounts)

For the period January 4, 2009 to May 5, 2009
Revenue
Net Sales	$-
Liquidation of inventory	2.5
Total Sales	2.5
Cost of revenue	-
Gross Profit	2.5
Store operating, selling, general and administrative expenses	6.5
Other Expense	(0.3)
Loss before income taxes	(3.7)
Income tax provision	-
Net Loss	$(3.7)

Average common shares outstanding
Basic & Diluted :	21.3
Loss per share:
Basic & diluted :	$(0.17)

Consolidated Condensed Statements of Net Assets in Liquidation

January 1, 2011 and January 2, 2010 (Liquidation Basis)
(in millions, except for per share amounts)

	January 1, 2011	January 2, 2010

Current assets:
Cash and cash equivalents	$8.7	$9.8
Prepaid expenses	1.6	5.1
Real Estate	6.2	6.2
Total current assets	16.5	21.1
Other assets	-	0.2
Total assets	16.5	21.3
Accounts Payable and Accrued Expenses	4.2	5.3
Total current liabilities	4.2	5.3
Other long term liabilities	2.5	6.0
Total liabilities	6.7	11.3
Net Assets in Liquidation	$9.8	$10.0
Common shares outstanding	24.2	21.6
Net assets in liquidation per common share	$0.40	$0.46

Consolidated Statement of Changes in Net Assets in Liquidation
For the Periods May 6, 2009 through January 1, 2011
(Liquidation Basis)
($ in millions)

Shareholders’ Equity at May 5, 2009	80.0
Liquidation basis adjustments:
Adjust assets and liabilities to fair value	(1.2)
Accrue cost of liquidation	(10.0)
Net Assets in Liquidation May 5, 2009	68.8
Cash distribution to shareholders	(59.4)
Changes in liquidation accruals
Accrued Costs of liquidation May 6, 2009 to January 2, 2010	(0.1)
Costs incurred May 6, 2009 to January 2, 2010	(1.3)
Decrease in State Income Tax	0.4
Federal Income Tax Receivable	1.1
Other cash proceeds received	0.5
Net Assets in Liquidation January 2, 2010	10.0
Other cash proceeds received	1.4
Changes in liquidation accruals	1.2
Stock issued in lieu of compensation	0.6
Cash distribution to shareholders	(3.4)
Net Assets in Liquidation January 1, 2011	$9.8

The consolidated financial statements for the period ended January 1, 2011 were prepared on the liquidation basis of accounting and for the period ended May 5, 2009 were prepared on the going concern basis of accounting, which contemplates realization of assets and satisfaction of liabilities in the normal course of business.  As a result of the shareholder’ approval of the Plan of Dissolution, Footstar adopted the liquidation basis of accounting effective May 6, 2009.  This basis of accounting is considered appropriate when, among other things, liquidation of a company is probable and the net realizable values of assets are reasonably determinable.  Under this basis of accounting, assets are valued at their net realizable values and liabilities are stated at their estimated settlement amounts. Should the shareholders approve the proposal to revoke the Plan of Dissolution, Footstar will no longer follow the liquidation basis of accounting but rather change its method of accounting back to the going concern basis of accounting.

The conversion from the going concern to liquidation basis of accounting required management to make significant estimates and judgments.  In order to record assets at estimated net realizable value and liabilities at estimated settlement amounts under the liquidation basis of accounting, Footstar recorded its assets and liabilities at fair value as of May 6, 2009, the date of adoption of the liquidation basis of accounting.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of Pro Forma Presentation

     The unaudited pro forma condensed combined statement of operations for the fiscal year ended January 1, 2011 reflects the adjustments necessary to present the historical Footstar, Inc. consolidated statement of operations on a going concern basis of accounting from a liquidation basis of accounting and then combines the going concern basis adjusted Footstar, Inc consolidated statement of operations for the year ended January 1, 2011 with the historical CPEX consolidated statement of operations for the year ended December 31, 2010, giving effect to the acquisition of CPEX by Footstar as if it had occurred on January 3, 2010. The unaudited pro forma condensed combined balance sheet reflects the adjustments necessary to present the historical Footstar, Inc. consolidated balance sheet on a going concern basis of accounting from a liquidation basis of accounting and then combines the going concern basis adjusted Footstar, Inc consolidated balance sheet at January 1, 2011 with the historical CPEX consolidated balance sheet at December 31, 2010, giving effect to the acquisition of CPEX by Footstar as if it had occurred on January 1, 2011. Additionally, these unaudited pro forma financial statements give effect to the financing obtained related to the CPEX Transaction, including the contribution to FCB I Holdings Inc. of the 19.5% Stockholder.

     The unaudited pro forma condensed combined financial information provided herein does not purport to represent the results of operations or financial position of Footstar, Inc. that would have actually resulted had the acquisition of CPEX been completed as of the dates indicated, nor should the information be taken as indicative of the future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impact of any potential operational efficiencies, cost savings or economies of scale that Footstar may achieve with respect to the combined operations of Footstar and CPEX.

FOOTSTAR, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JANUARY 1, 2011

	Historical Footstar, Inc. *	Footstar, Inc. Adjustments		Footstar, Inc. Adjusted	Historical CPEX Pharmaceuticals Inc. *	Pro forma Adjustments		Pro forma
ASSETS
Current Assets
Cash & cash equivalents	$8,719,993	$(150,000	)l	$8,569,993	$22,156,875	$(12,155,190	)c	$15,965,028
						780,000	e
						(886,650	)h
						(2,500,000	)f
Restricted cash	-	-		-	-	2,500,000	f	2,500,000
Accounts receivable	-	-		-	6,427,593	-		6,427,593
Real Estate	6,172,500	-		6,172,500	-	-		6,172,500
Prepaid expenses	1,550,367	-		1,550,367	700,887	-		2,251,254
Short-tern deferred tax asset	-	-		-	305,668	(305,668	)m	-
Total current assets	16,442,860	$(150,000)		16,292,860	29,591,023	(12,567,508)		33,316,375
Non-current Assets
Fixed assets	-	-		-	2,182,936	-		2,182,936
Intangible assets	-	-		-	1,663,679	70,897,056	g	72,560,735
Notes receivable	-	-		-	326,918	-		326,918
Long-tern deferred tax asset	-	-		-	1,582,297	(1,582,297	)m	-
Deferred financing costs	-	-		-	-	886,650	h	886,650
Total non-current assets	-	-			5,755,830	70,201,409		75,957,239
Total Assets	$16,442,860	$(150,000)		$16,292,860	$35,346,853	$57,633,901		$109,273,614

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable & accrued expenses	$4,164,757	$(3,075,836	)i	$1,088,921	$2,141,860	$725,259 d		$3,956,040
Income taxes payable	-	-		-	1,534,982	-		1,534,982
Notes payable – Short-term	-	-		-	-	15,000,000	b	15,000,000
Total current liabilities	4,164,757	(3,075,836)		1,088,921	3,676,842	15,725,259		20,491,022
Other Liabilities
Other long-tern liabilities	2,495,335	(1,301,397	)j	1,193,938	-	-		1,193,938
Deferred tax liability	-	-		-	-	25,298,653	m	25,298,653
Notes payable – Long-term	-	-		-	-	47,500,000	b	47,500,000
Total other liabilities	2,495,335	(1,301,397)		1,193,938	-	72,798,653		73,992,591
Total Liabilities	6,660,092	(4,377,233)		2,282,859	3,676,842	88,523,912		94,483,613
EQUITY
Stockholders’ equity
Stockholders’ equity (deficit)	-	322,870	k	322,870	26,169	(26,169	)a	322,870
Additional paid in capital	-	244,438,669	k	244,438,669	28,760,297	(28,760,297	)a	244,438,669
Treasury stock	-	(234,978,771	)k	(235,128,771)	-	-		(235,128,771)
		(150,000	)l
Retained earnings	-	4,377,233		4,377,233	2,883,545	(2,883,545	)a	4,377,233
Non-controlling interest	-	-		-	-	780,000	e	780,000
Total stockholders’ equity		14,010,001		14,010,001	31,670,011	(30,890,011)		14,790,001
Net Assets in liquidation	9,782,768	(9,782,768	)k	-	-	-		-
Total Liabilities and Stockholders’ Equity	$-	$(150,000)		$16,292,860	$35,346,853	$57,633,901		$109,273,614

*  Derived from audited financial information (Historical Footstar, Inc. is as of 1/1/2011 and Historical CPEX is as of 12/31/10)

FOOTSTAR, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JANUARY 1, 2011

	Historical Footstar, Inc. *	Footstar, Inc. Adjustments	Footstar, Inc. Adjusted	Historical CPEX Pharmaceuticals Inc. *	Pro forma Adjustments		Pro forma
Revenue	$-	$-	$-	$23,297,017	$-		$23,297,017

General and Administrative
General & administrative expenses	-	2,348,462	2,348,462	16,286,014	414,196	r	19,048,672
Depreciation & amortization	-	-	-	702,907	4.726.470	o	5,429,377
Interest expense	-	61,400	61,400	2,148	10,799,858	p	10,863,406
Interest income	-	-	-	(101,611)	-		(101,611)
Income (loss) before Income Taxes	-	(2,409,862)	(2,409,862)	6,407,559	(15,940,524)		(11,942,827)
Benefit for income taxes	-	-	-	230,449	1,423,551	q	1,654,000
Net Income (loss) before non-controlling interest	-	(2,409,862)	(2,409,862)	6,638,008	(14,516,973)		(10,288,827)
Net income (loss) attributable to the Non-controlling interest	-	-	-	-	(1,536,398	)n	(1,536,398)
Net income (loss) attributable to controlling interest	$-	$(2,409,862)	$(2,409,862)	$6,638,008	$(12,980,575)		$(8,752,429)

Net Loss per Common Share
Basic & Diluted	$-	$-	$(0.10)	$-	$-		$(0.37)

Weighted average common shares Outstanding
Basic & Diluted	-	-	23,882,917	-	-		23,882,917

*  Derived from audited financial information (Historical Footstar, Inc. is for the year ended 1/1/11 and Historical CPEX is for the year ended 12/31/10)

Notes to Unaudited Pro Forma Condensed Financial Statements

1.	Purchase Price

The following table summarizes the components of the total consideration determined for accounting purposes under ASC Topic 805 for these pro-forma condensed combined financial statements and reflect the allocation of the purchase consideration based on managements estimate of the fair value of the CPEX Pharmaceuticals Inc assets and liabilities acquired assuming acquired as of January 1, 2011.

Components of consideration:
Cash paid to CPEX Pharmaceuticals, Inc. shareholders at closing	$75,380,449
CPEX liabilities assumed by Footstar	3,676,842
Gross consideration at closing	79,057,291
Less: net fair value of non-intangible acquired assets	(8,160,235)
Allocation to Intangible Asset	70,897,056

Allocation of consideration
Cash	$22,156,875
Accounts receivable	6,754,511
Tangible fixed assets	2,182,936
Fair value of non-intangible acquired assets	2,364,566
Other specific intangible asset specifically recorded in acquisition	70,897,056
Net Deferred tax liability	(25,298,653)
Gross assets	79,057,291
Less: current liabilities	(3,676,842)
Net assets to be acquired	$75,380,449

Direct acquisition costs, consisting of investment banking fees and legal fees directly related to the acquisition, are expensed as period costs, and are not capitalized. Financing costs amounted to $886,650. These costs were not expensed as acquisition costs, but treated as loan origination costs and are included in Deferred financing costs.

The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to Intangible Assets. The allocation of consideration is subject to change in the event that assumptions used in estimating fair values should change. Intangible assets are expected to be amortized using a straight-line method over its useful life.

2.	Pro-Forma Adjustments

Explanations of the adjustments to the unaudited pro-forma condensed combined balance sheet as of January 1, 2011 are as follows:

a.	To eliminate CPEX Pharmaceuticals Inc historical equity accounts
b.	To record Notes Payable for CPEX Pharmaceuticals Inc acquisition - $64.0 million obligation, net of $1.5 million Original Issue Discount
c.	To record cash disbursed for CPEX Pharmaceuticals Inc acquisition, net of debt proceeds
d.	To record portion of the purchase price as yet unpaid
e.	To record 19.5% shareholders Non-controlling interest in FCB I Holdings Inc.
f.	To record Interest Reserve as restricted cash
g.
To record the estimated fair value of the acquired intangible asset which represents the contractual right to acquire future cash flows pursuant to a royalty definitive agreement in place. Due to the nature of the contract, this asset has a life of 180 months, which is considered in the amortization of the 2010 pro forma adjustments in the statement of operations.

h.	To record the deferred financing costs
i.	To reverse Footstar Liquidation Accruals Short-term
j.	To reverse Footstar Liquidation Accruals Long-term
k.	To adjust Footstar Net Assets in Liquidation to Going Concern Accounting
l.	To record costs of going private, assuming transaction is consummated at terms indicated in proxy
m.	To record net tax liability related to Intangible asset

Explanations of the adjustments included in the unaudited pro-forma condensed combined statement of operations for the year ended January 1, 2011 are as follows:

n.	To record 19.5% shareholders Non-controlling interest in FCB I Holdings Inc..
o.	To record additional Intangible asset amortization - $70,897,056 straight-line amortized over 180 months.
p.	To record interest expense on Notes Payable - $10,402,250 interest expense. $250,000 Original Issue Discount and $147,608 deferred financing fee expense straight-line over 72 months.
q.	To record tax benefit from amortization of Intangible asset
r.	To record the estimated transaction costs

THE SPECIAL MEETING

General

This proxy statement, together with the accompanying notice of special meeting and form of proxy, is being furnished to the stockholders of Footstar as part of the solicitation of proxies by Footstar’s board of directors for use at the special meeting of stockholders to be held at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP located at Park Avenue Tower, 65 East 55th Street, New York, New York 10022 on [_______], 2011, beginning at 10:00 a.m. local time, or at any adjournments or postponements thereof.

Matters to be Considered at the Special Meeting

At the special meeting, stockholders of record as of the Dissolution Record Date are being are being asked to vote upon the proposal to revoke the Plan of Dissolution and, subject to the approval of the first Proposal, stockholders of record as of the Going Private Record Date are being asked to vote upon the proposal to adopt the Partial Cash-Out Merger Agreement, pursuant to which Acquisition will be merged with and into Footstar, with Footstar being the surviving corporation, and any other matters that may properly come before the meeting. Stockholders are also being asked to consider and vote upon a motion to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary.

If any other matters are properly presented for consideration at the special meeting, each of Jonathan M. Couchman and Eugene I. Davis, who will be acting as proxies for the special meeting, will have the discretion to vote on those matters for shares that have been voted by proxy using their judgment with respect to those matters unless authority to do so is withheld on the proxy card.

Recommendation of the Footstar Board of Directors

After careful consideration, the board of directors of Footstar unanimously determined that the Partial Cash-Out Merger is advisable, fair to and in the best interests of the Footstar stockholders and has adopted the Partial Cash-Out Merger Agreement and, accordingly, recommends that stockholders of record as of Going Private Record Date vote “FOR” adoption of the Partial Cash-Out Merger Agreement and stockholders of record as of the Dissolution Record Date “FOR” the proposal to revoke the Plan of Dissolution. In making its recommendation, the board of directors considered a variety of factors, which are described herein.

Record Date and Voting Information

The board of directors of Footstar has fixed the close of business on the Going Private Record Date as the record date for determining the stockholders entitled to notice of and to vote at the special meeting on the proposal to approve the Partial Cash-Out Merger.  In accordance with the DGCL, stockholders entitled to vote on the proposal to revoke the Plan of Dissolution are stockholders of record as the Dissolution Record Date, the effective date of the Plan of Dissolution. At the close of business on the Going Private Record Date, there were outstanding 24,183,897 shares of Footstar common stock entitled to vote on the proposal to approve the Partial Cash-Out Merger and at the close of business on the Dissolution Record Date there were outstanding 21,577,835 shares of Footstar common stock entitled to vote on the proposal to revoke the Plan of Dissolution.  A list of our stockholders will be available for review at our executive offices during regular business hours for a period of 10 days before the special meeting.

The affirmative vote by holders of a majority of the voting power of our outstanding common stock as of the Going Private Record Date, the record date for the proposal to adopt the Partial Cash-Out Merger Agreement, is required to adopt the Partial Cash-Out Merger Agreement and approve the Partial Cash-Out Merger. Each holder of record of common stock on the Going Private Record Date will be entitled to one vote for each share held on the proposal to adopt the Partial Cash-Out Merger Agreement. In accordance with Delaware law, the affirmative vote by holders of a majority of the voting power of our outstanding common stock as of the Dissolution Record Date is required to approve the proposal to revoke the Plan of Dissolution.  Each holder of record of common stock on the Dissolution Record Date will be entitled to one vote for each share held on the proposal to revoke the Plan of Dissolution.  Our officers and directors collectively own or control an aggregate of 11,649,159 shares of our common stock as of the Going Private Record Date, which represent 48.2% of the total number of votes entitled to vote at the special meeting on the proposal to approve the Partial Cash-Out Merger, and owned or controlled an aggregate of 1,182,376 shares of common stock as the Dissolution Record Date, representing 5.5% of the total number of votes entitled to vote at the special meeting on the proposal to revoke the Plan of Dissolution.  Our officers and directors have indicated to Footstar that they intend to vote their shares in favor of the proposal to approve the Partial Cash-Out Merger and the proposal to revoke the Plan of Dissolution.

All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.  Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners.  However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the proposal to approve the Partial Cash-Out Merger or the proposal to revoke the Plan of Dissolution.  Proxies submitted without a vote by the brokers on these matters are referred to as “broker non-votes.”  Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.  Because the affirmative vote of holders of a majority of the eligible votes represented by Footstar common stock is required in order to approve the proposal to approve the Partial Cash-Out Merger and the proposal to revoke the Plan of Dissolution, abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to approve the Partial Cash-Out Merger proposal and/or the proposal to revoke the Plan of Dissolution, as the case may be.

With the exception of broker non-votes, the treatment of which is discussed above, each share of Footstar common stock entitled to vote on the proposal to adopt the Partial Cash-Out Merger Agreement and represented by a proxy properly executed and received by Footstar in time to be voted at the special meeting, and not revoked, on which no instructions are indicated, will be voted “FOR” the proposal to adopt and approve the Partial Cash-Out Merger and the Partial Cash-Out Merger Agreement and the transactions contemplated thereby. With the exception of broker non-votes, the treatment of which is discussed above, each share of Footstar common stock entitled to vote on the proposal to revoke the Plan of Dissolution and represented by a proxy properly executed and received by Footstar in time to be voted at the special meeting, and not revoked, on which no instructions are indicated, will be voted “FOR” the proposal to revoke the Plan of Dissolution.

The special meeting may be adjourned or postponed to permit further solicitation of proxies.  Approval of a motion to adjourn the special meeting for the purpose of soliciting additional proxies requires a majority of the votes represented at the special meeting.  Abstentions, broker non-votes and failures to respond will not be counted as votes represented and therefore will have no effect on the outcome of a motion to adjourn for the purpose of soliciting additional proxies.  We do not expect any other matters other than the proposal to adopt and approve the Partial Cash-Out Merger Agreement and the proposal to revoke the Plan of Dissolution will be brought before the special meeting.  If, however, other matters incident to the conduct of the special meeting are considered, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

Quorum

With respect to the proposal to approve the Partial Cash-Out Merger, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Footstar’s common stock as of the Going Private Record Date is necessary to constitute a quorum for this proposal.

With respect to the proposal to revoke the Plan of Dissolution, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Footstar’s common stock as of the Dissolution Record Date is necessary to constitute a quorum for this proposal.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted.  It may be revoked by filing with Footstar’s Secretary, Jonathan M. Couchman, at Footstar’s executive offices located at 933 MacArthur Blvd., Mahwah, New Jersey 07430, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person.  Attendance at the special meeting will not, by itself, revoke a proxy.  Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain a proxy from such broker, bank or other nominee.

PLEASE DO NOT SEND IN STOCK CERTIFICATES WITH YOUR PROXY CARD AT THIS TIME.  IN THE EVENT THE PARTIAL CASH-OUT MERGER IS COMPLETED, FOOTSTAR WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING FOOTSTAR STOCK CERTIFICATES FOR THE $0.95 PER SHARE CASH PAYMENT TO HOLDERS OF FEWER THAN 500 SHARES OF OUR COMMON STOCK.

Expenses of Proxy Solicitation

Footstar is responsible for its own fees and expenses incurred in connection with the solicitation of proxies in connection with this solicitation, including the fees and expenses associated with the preparation of this proxy statement, the filing, printing and mailing of this proxy statement and any amendments to this proxy statement.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of Footstar common stock beneficially owned by others for forwarding to these beneficial owners.  Footstar may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Footstar.

Footstar’s Chief Executive Officer Jonathan M. Couchman, is the only employee of Footstar assisting Footstar in the solicitation of proxies and the transactions described in this proxy statement.

SPECIAL FACTORS

Footstar Background

Footstar, Inc., a Delaware corporation, is a holding company that is currently winding down pursuant to the Plan of Dissolution, which was adopted by Footstar’s stockholders on May 5, 2009.

Until the time it discontinued regular business operations in December 2008, Footstar had operated its business since 1961 through its subsidiaries principally as a retailer selling family footwear through licensed footwear departments in discount chains and wholesale arrangements. Commencing March 2, 2004, Footstar and most of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court. On February 7, 2006, Footstar successfully emerged from bankruptcy. At part of its emergence from bankruptcy, substantially all of Footstar’s business operations were related to the agreement pursuant to which it operated the licensed footwear departments in Kmart stores (the “Kmart Agreement”).

Following its emergence from bankruptcy, Footstar’s board of directors, with the assistance of investment bankers, evaluated a number of possible alternatives to enhance shareholder value, including acquisition opportunities, changes in the terms of Footstar’s principal contracts, including the early termination of or extension of the Kmart Agreement, the payment of one or more dividends, and the sale of our assets or stock. The board of directors determined the best course of action was to operate under the Kmart Agreement through its scheduled expiration at the end of December 2008.

 In May 2008, the board of directors determined that it was in the best interests of Footstar and its shareholders to liquidate and ultimately dissolve after the expiration of the Kmart Agreement in December 2008 (and other miscellaneous contracts through the end of such term) and to sell and/or dispose of any of Footstar’s other remaining assets, including its owned property in Mahwah, New Jersey, which contains its corporate headquarters building, improvements and 21 acres of underlying land (collectively, the “Mahwah Real Estate”). Under the terms of the Kmart Agreement, Kmart was required to purchase from Footstar all of the remaining inventory in the Kmart footwear departments at values set forth in the Kmart Agreement. The process of selling the inventory to Kmart commenced immediately after the expiration of the Kmart Agreement on December 31, 2008. During 2009, Footstar received approximately $55.3 million related to the liquidation sale of the inventory from Kmart in full satisfaction of all of Kmart’s obligations. Following the sale of the inventory to Kmart during early 2009, Footstar’s principal remaining non-cash asset consisted of the Mahwah Real Estate.

 Also in May 2008, the board of directors approved the Plan of Complete Liquidation of Footstar, Inc. (the “Original Plan”), which provided for the complete liquidation and ultimate dissolution of Footstar after expiration of the Kmart Agreement in December 2008. The Plan of Dissolution reflects technical and legal changes to the Original Plan consistent with the DGCL and was intended to modify, supersede and replace the Original Plan in order to more efficiently facilitate the liquidation and dissolution of Footstar in the best interests of shareholders.

Since Footstar emerged from bankruptcy on February 7, 2006, the board of directors has declared special cash distributions totaling $9.90 per common share, and which included a special cash distribution paid on April 30, 2007, in the amount of $5.00 per common share, totaling $104.8 million, a special cash distribution paid on June 3, 2008, in the amount of $1.00 per common share, totaling approximately $21.3 million and a special cash distribution paid on January 27, 2009, in the amount of $1.00 per common share, totaling approximately $21.5 million. Furthermore, since the Plan of Dissolution was approved, the board of directors has paid special cash distributions on May 6, 2009, in the amount of $2.00 per common share, totaling approximately $43.2 million, on September 10, 2009, in the amount of $0.40 per common share, totaling approximately $8.6 million, on December 16, 2009, in the amount of $0.35 per common share, totaling approximately $7.6 million, on March 12, 2010, in the amount of $0.10 per common share, totaling approximately $2.2 million, and on September 27, 2010, in the amount of $0.05 per common share, totaling approximately $1.2 million.

On March 5, 2009, the board of directors adopted and approved the Plan of Dissolution. On May 5, 2009, at a special meeting of stockholders of Footstar, the stockholders adopted and approved the Plan of Dissolution and Footstar’s dissolution. Subsequent to such time, the board of directors moved forward with the liquidation and worked toward selling all of Footstar’s remaining assets and settling all claims.

At the close of business on May 5, 2009, Footstar closed its stock transfer books and, at such time, did not record transfers of shares of its common stock until December 15, 2009.

From May 5, 2009, the date Footstar began liquidating pursuant to the Plan of Dissolution, to June 4, 2009, Footstar had discussions with its legal counsel regarding its public company reporting obligations and the board of directors determined that, based on its current status as a liquidating company with no operations, the cost of compliance with the Exchange Act reporting requirements was an unreasonable expense. Accordingly, on June 4, 2009, Footstar submitted a request for no-action to the SEC requesting Footstar be granted relief from its periodic reporting obligations and set forth therein its rationale for granting such relief. On July 6, 2009, Footstar withdrew its request for relief from its Exchange Act periodic reporting obligations on the advice of counsel based on discussions with the SEC that relief at such time would be premature since there was some trading volume in the Company’s common stock. From mid-2009 through mid-2010, Footstar again had discussions with its legal counsel and the SEC from time to time regarding requesting relief from its Exchange Act periodic reporting obligations pursuant to a no-action request. The board of directors determined, based upon advice received, that obtaining no-action relief was unlikely due to the level of trading volume in Footstar’s common stock. Upon the advice of legal counsel, Footstar determined to no longer pursue such relief and instead explore engaging in a going private transaction.

On December 15, 2009, Footstar re-opened its stock transfer books to address significant numbers of unsettled trades. At the close of business on April 23, 2010, Footstar again closed its stock transfer books and, at such time, no longer recorded transfers of shares of its common stock.  Certificates representing shares of the Footstar’s common stock are not assignable or transferable on the books of Footstar after April 23, 2009 except by will, intestate, succession or operation of law.

After determining not to pursue obtaining no-action relief from the SEC, Mr. Couchman had informal discussions with Footstar’s legal counsel and the other members of the board of directors from time to time regarding the possibility of engaging in a going private transaction to reduce the high expenses associated with remaining a public company while Footstar dissolved pursuant to its Plan of Dissolution. In August 2010, the board of directors was made aware of an opportunity regarding a potential strategic transaction with CPEX. As part of its assessment as to whether to pursue the CPEX Transaction, the board of directors also reevaluated whether it continued to be advisable to continue liquidating Footstar pursuant to the Plan of Dissolution. The board of directors considered that, regardless of whether the CPEX Transaction was consummated, it may be advisable to suspend liquidating Footstar pursuant to the Plan of Dissolution and pursue strategic transactions as a going concern. Since the consummation of the CPEX Transaction was time sensitive, Footstar’s board of directors believed that Footstar’s primary focus after the August 2010 meeting was to work on entering into a transaction with CPEX and that, after an agreement with CPEX was entered into or discussions had terminated, it could focus more specifically on revoking the Plan of Dissolution and entering into a going private transaction. Accordingly, between August 2010 and entering into the CPEX Transaction Agreement on January 3, 2011, Footstar suspended its consideration of a going private transaction and did not actively pursue seeking approval of revocation of the Plan of Dissolution. From August 2010 through January 3, 2011, Footstar negotiated the terms of a strategic merger transaction with CPEX pursuant to which CPEX would become a majority-owned indirect subsidiary of Footstar.

On January 3, 2011, CPEX, NewCo and Merger Sub entered into the CPEX Transaction Agreement. On April 5, 2011, the transaction was consummated, and Merger Sub merged with and into CPEX (the “CPEX Transaction”), and CPEX became a wholly owned subsidiary of NewCo and an indirectly, majority-owned subsidiary of Footstar.

See “SPECIAL FACTORS – Transaction with CPEX” for a more complete description of the CPEX Transaction Agreement.

As discussed above, from time to time, Jonathan Couchman, our Chief Executive Officer, discussed with Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”), Footstar’s outside counsel, details regarding potential alternatives whereby we could cease to be a public company in order to reduce or eliminate the costs of compliance with the federal securities laws and the Sarbanes-Oxley Act, or a “going private” transaction.

At a meeting in January 2011, the board of directors continued to review terminating Footstar’s Exchange Act registration and becoming a non-public company in a going private transaction. At the meeting, the board of directors undertook a thorough analysis of Footstar’s operating cost structure and future plans, including the possibility that the CPEX Transaction is not consummated. As a result of this analysis, the board of directors determined that (1) regardless of whether the CPEX Transaction was consummated, it was in the best interest of Footstar stockholders for Footstar to revoke its Plan of Dissolution and pursue strategic opportunities as a going concern and (2) the benefits to stockholders of remaining a reporting company, whether or not the CPEX Transaction was consummated, are not justified by their costs under any foreseeable scenario. The board of directors then concluded that Footstar continue to explore a going private transaction and determined to recommend to stockholders that Footstar revoke its Plan of Dissolution.

On February 14, 2011, Olshan met with the board of directors and presented an overview of the board’s fiduciary duties and responsibilities when considering a going private transaction, noting in particular that the board’s consideration of a going private transaction must satisfy the “entire fairness” standard of review under Delaware law, such that both the process used to evaluate, negotiate and approve any such transaction is deemed fair, as well as the resulting price offering to unaffiliated stockholders. Olshan then discussed with the board the primary factors to consider in order to ensure that the process and price are fair to unaffiliated stockholders.

The board next discussed with Olshan the general mechanics of a partial cash-out merger transaction similar to the Partial Cash-Out Merger described in this proxy statement, including the number of record holders required to be cashed-out under in order to reduce the number of record holders below 300, such that Footstar could deregister its common stock under the Exchange Act. In addition to a partial cash-out merger, the board also reviewed with Olshan various other alternative structures, and the advantages and disadvantages to each, for effecting a going private transaction, including a reverse stock split, issuer tender offer, stock repurchase program and odd-lot repurchase program. The board also discussed with Olshan the advantages and disadvantages of remaining a public company.

The board of directors next reviewed all materials relevant to its consideration of engaging in a going private transaction, including all advice and information it had received, the various alternatives for effecting a going private transaction and other factors. The board then determined that, based on all of the factors that had been considered by the board, that:

•	it is in the best interest of Footstar and its stockholders, including all unaffiliated stockholders, to engage in a going private transaction; and

•
a going private transaction effected by means of a partial cash-out merger similar to the Partial Cash-Out Merger described in this proxy statement would be in Footstar’s best interests and that of our unaffiliated stockholders.

Following further discussions, the board considered a cash-out price of $0.905, which is based on the trailing average of the closing price of the common stock for the 20 trading days prior to February 14, 2011, the date of determination of the price. The board then determined that a premium of 5% over such average closing price, for a cash-out price of $0.95, without interest, is fair to and in the best interest of our unaffiliated stockholders (including both cashed-out and continuing stockholders).  In determining the premium, the board of directors considered the recent increase in trading price following the announcement of the CPEX Transaction and the limited trading volume for the common stock. In addition, due to the CPEX Transaction, the board of directors determined that, in calculating an average historical closing price for the common stock, an average of closing prices during a period of time subsequent to the announcement of the CPEX Transaction would more accurately reflect the current fair value of the common stock because Footstar believes such prices are indicative of investors’ assessment of the value of the CPEX Transaction on Footstar.

The board then determined that the minimum number of shares stockholders would need to hold in order to not be cashed out in the Partial Cash-Out Merger would be 500. The board based this conclusion on the fact that, after cashing out stockholders who hold fewer than 500 shares, Footstar would be eligible for deregistration of its Common Stock and, upon such deregistration, would become a non-reporting company.  The board considered several different thresholds and determined that a cash-out threshold of 500 shares was appropriate because, once the Partial Cash-Out Merger was consummated, Footstar would be able to achieve its objective of deregistering from the Exchange Act filing requirements while at the same time impacting only approximately 0.5% of Footstar’s outstanding shares.

After considering the going private transaction discussed in this proxy statement, including the Partial Cash-Out Merger, the board of directors (including those directors who are not employees of Footstar) unanimously resolved to authorize its officers to finalize the Partial Cash-Out Merger Agreement and proceed with plans to go private by cashing out stockholders of Footstar with fewer than 500 shares.

Following the meeting of the board of directors, on February 14, 2011, Footstar and Acquisition executed the Partial Cash-Out Merger Agreement.

Transaction with CPEX

On January 3, 2011, CPEX, NewCo and Merger Sub entered into the CPEX Transaction Agreement. On April 5, 2011, the transaction was consummated, and Merger Sub merged with and into CPEX (the “CPEX Transaction”), and CPEX became a wholly owned subsidiary of NewCo and an indirectly, majority-owned subsidiary of Footstar.

CPEX is a wholly owned subsidiary of NewCo, which is owned 80.5% by Footstar Corp, and 19.5% by the 19.5% Stockholder. Footstar Corp is a wholly owned subsidiary of Footstar. In exchange for their respective 80.5% and 19.5% ownership of NewCo, Footstar Corp and the 19.5% Stockholder provided approximately $3.2 million and approximately $0.8 million, respectively, in equity financing to fund the CPEX Transaction.

At the effective time of the CPEX Transaction (the “CPEX Transaction Effective Time”), each share of CPEX common stock issued and outstanding immediately prior to the CPEX Transaction Effective Time was converted into the right to receive $27.25 in cash, without interest (the “CPEX Transaction Consideration”). Immediately prior to the CPEX Transaction Effective Time, each outstanding unvested and non-exercisable CPEX stock option became fully vested and exercisable. As of the CPEX Transaction Effective Time, each outstanding CPEX stock option that is outstanding immediately prior to the CPEX Transaction Effective Time was cancelled in exchange for the right to receive a lump sum cash payment (without interest and less any applicable withholding taxes) equal to the product of (i) the excess, if any, of the CPEX Transaction Consideration over the per share exercise price for such CPEX stock option and (ii) the total number of shares underlying such CPEX stock option. Immediately prior to the Effective Time, each outstanding CPEX restricted stock unit became fully vested and cancelled in exchange for the right to receive a lump sum cash payment (without interest and less any applicable withholding taxes) equal to the product of (i) the CPEX Transaction Consideration and (ii) the total number of shares underlying such CPEX restricted stock unit.

On April 5, 2011, in connection with the Merger, FCB I LLC (“Borrower”), a wholly owned subsidiary of Merger Sub which became a wholly owned subsidiary of CPEX upon Merger Sub’s merger with and into CPEX, borrowed approximately $64 million under that certain Loan Agreement dated as of January 3, 2011 (the “Term Loan Agreement”), by and among Borrower, The Bank of New York Mellon, as Agent, and certain Lenders from time to time party thereto, in the form of a secured term loan to Borrower. The term loan under the Term Loan Agreement bears interest at “LIBOR” plus 16% per annum and matures on the earlier of January 3, 2026 or the date any of CPEX’s patents that are associated with Testim, a topical testosterone gel, expire, and contains customary events of default for loans of such nature.

On April 5, 2011, in connection with the Merger, Footstar Corp made a $3 million bridge loan to NewCo under that certain Loan Agreement dated as of April 5, 2011 (the “Footstar Loan Agreement”), by and between NewCo and Footstar Corp.  The loan bore interest at 20% per annum and provided for a fee of 3% of the principal amount (less accrued interest) payable to Footstar, which was due upon repayment of the loan. The bridge loan matured on April 9, 2011, and was repaid on or prior to the maturity date.

On April 5, 2011, in connection with the Merger, Black Horse Capital LP and Black Horse Capital Master Fund Ltd. (together, “Black Horse”) made a $10 million bridge loan to NewCo under that certain Loan Agreement dated as of April 5, 2011 (the “Black Horse Loan Agreement”), by and between Black Horse and NewCo.  The bridge loan under the Black Horse Loan Agreement had substantially the same terms as the bridge loan under the Footstar Loan Agreement, and was repaid on or prior to the maturity date.

Concurrently with the execution of the CPEX Transaction Agreement, NewCo, Footstar Corp and the 19.5% Stockholder entered into a Stockholders’ Agreement, which provides certain provisions governing the control and operation of each of NewCo and Merger Sub, Borrower and CPEX (as the surviving corporation of the CPEX Transaction), restrictions on the transfer of shares of NewCo common stock and various other prohibitions.

The foregoing description of the CPEX Transaction Agreement and the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to (i) the CPEX Transaction Agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Footstar on January 6, 2011, and (ii) the Term Loan Agreement, a copy of which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Footstar on April 6, 2011, and each is hereby incorporated into this report by reference.

Recommendation of the Board of Directors; Fairness of the Partial Cash-Out Merger

The board of directors has unanimously determined that the terms of the Partial Cash-Out Merger and the Partial Cash-Out Merger Agreement are advisable, fair to and in the best interests of the Footstar stockholders, including unaffiliated cashed-out stockholders and unaffiliated continuing stockholders, and, accordingly, recommends that stockholders of record as the Going Private Record Date vote “FOR” the proposal to approve the Partial Cash-Out Merger and stockholders of record as of the Dissolution Record Date vote “FOR” the proposal to revoke the Plan of Dissolution.  The board of directors considered a number of factors, as more fully described under “—Background of the Partial Cash-Out Merger” and “—Reasons for the Board’s Recommendation,” in making its recommendation.

The board of directors believes that the Partial Cash-Out Merger, the Partial Cash-Out Merger Agreement and the related transactions are substantively and procedurally fair to and in the best interests of the Footstar stockholders, including unaffiliated stockholders, for all of the reasons set forth herein.  See “Special Factors—Reasons for the Board’s Recommendation.”  In reaching its conclusions regarding fairness, the board of directors considered the interests of both record holders of fewer than 500 of our shares who will receive $0.95 per share in cash for their shares, and record holders of 500 or more of our shares who will remain stockholders after Footstar deregisters from its reporting obligations under the Exchange Act.

The board of directors of Footstar has determined that the minimum number of shares stockholders need to hold in order to not be cashed out in the Partial Cash-Out Merger is 500. Footstar believes that after cashing out stockholders who hold fewer than 500 shares, it will be eligible for deregistration of its common stock and, upon such deregistration, would no longer be subject to the filing requirements of the Exchange Act. The board considered several different thresholds and believes a cash-out threshold of 500 shares is an appropriate threshold because, once the Partial Cash-Out Merger is consummated, Footstar will be able to achieve its objective of deregistering from the Exchange Act filing requirements while at the same time impacting approximately only 0.5% of Footstar’s outstanding shares. Because stockholders can increase their holdings to 500 or more shares to avoid being cashed out in the Partial Cash-Out Merger, Footstar did not believe it was necessary to consider the feasibility of an alternative transaction whereby all stockholders, including those with small amounts of shares, would retain their equity interest in Footstar, such as a reclassification. Footstar also elected not to pursue a reverse stock split because its certificate of incorporation required the approval of holders of at least 80% of its shares outstanding common stock to effectuate a reverse stock split.

With respect to cashed-out Footstar stockholders, the board of directors considered, among other things, the fact that the cashed-out stockholders will not be able to participate in the future earnings and growth of Footstar, if any. However, the board of directors believes that these factors are more than offset by the benefits to the cashed-out stockholders, including (1) that the Partial Cash-Out Merger consideration of $0.95 per share represents a premium of 5% over the trailing average of the closing price of our common stock for the 20 trading days prior to February 14, 2011, the date of our public announcement of the execution of the Partial Cash-Out Merger Agreement, (2) the value presented by the opportunity to realize a disposition of an otherwise relatively small investment without incurring brokerage commissions or fees and (3) that stockholders who would otherwise be cashed out but desire to retain their equity interest in Footstar after the Partial Cash-Out Merger can increase the number of shares they hold to 500 shares or more prior to the effective time. Footstar believes that only approximately 0.5% of its outstanding shares (or [__] shares) will be impacted by the Partial Cash-Out Merger. Because of this small number, Footstar does not expect stockholders who wish to purchase additional shares to avoid being cashed out in the Partial Cash-Out Merger will experience significant difficulty in effecting such purchase on the OTC Bulletin Board, even though, at times, there has been limited trading volume in Footstar’s common stock. However, there can be no assurance that each individual stockholder wishing to effect such purchase will be able to do so. Because the board believes stockholders should, in all likelihood, be able to acquire additional shares for such purpose, the board of directors did not believe it was an important to consider this fact with respect to its determination of the fairness of the Partial cash-Out Merger. See “—Purpose of the Partial Cash-Out Merger” and “—Reasons for the Board’s Recommendation.”

In the last two years, no firm offers have been made to Footstar with respect to any merger or consolidation, the sale or other transfer of all or any substantial part of our assets or the purchase of a controlling share of our securities. The board of directors did not believe this fact was relevant to its consideration of the fairness of the Partial Cash-Out Merger to Footstar’s unaffiliated shareholders or the determination of the cash-out price.

With respect to continuing Footstar stockholders, the board of directors considered, among other things, the adverse effect of the loss of a public trading market for the common stock, the lack of publicly available information on Footstar when it ceases to file Exchange Act reports, that Footstar will no longer be subject to the provisions of the Sarbanes-Oxley Act when it terminates its Exchange Act registration and the reduced cash balance resulting from the transaction costs for the Partial Cash-Out Merger.  However, the board of directors believes that these factors are more than offset by the benefits to the remaining stockholders created by the lower expenses and other benefits of becoming a non-reporting. See “—Purpose of the Partial Cash-Out Merger” and “—Reasons for the Board’s Recommendation.”

The Partial Cash-Out Merger was approved unanimously by all directors of Footstar who are not employees of Footstar. The Partial Cash-Out Merger does not require approval of the majority of unaffiliated stockholders of Footstar. The majority of directors who are not employees of Footstar did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the Partial Cash-Out Merger or preparing a report concerning the fairness of the transaction. In connection with the Partial Cash-Out Merger, the filing persons have not made any provision to grant unaffiliated security holders access to the corporate files of the filing person or to obtain counsel or appraisal services at the expense of the filing person.

The board of directors believes that it was not necessary to retain a disinterested representative to negotiate on behalf of the unaffiliated stockholders or to structure the Partial Cash-Out Merger to require approval of at least a majority of unaffiliated stockholders because (i) unaffiliated and affiliated stockholders would be treated the same in the Partial Cash-Out Merger and there are no divergent interest between affiliated and unaffiliated stockholders, (ii) any of such stockholders could change his or her stock holdings prior to the Effective Date, as described above, in order to either get cashed out in the Partial Cash-Out Merger or continue as a stockholder of Footstar following the Partial Cash-Out Merger, (iii) approval of the Partial Cash-Out Merger requires the affirmative vote of at least a majority of outstanding stockholders and (iv) the Partial Cash-Out Merger was approved unanimously by all directors of Footstar who are not employees of Footstar and who will not have any continuing interest in or other relationship with Footstar as the surviving corporation (other than ownership of less than 2% each of outstanding common stock after the Partial Cash-Out Merger and continued service on the board of directors). With respect to unaffiliated stockholders’ access to our corporate files, the board of directors determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Partial Cash-Out Merger. The board of directors also considered the fact that under Delaware law, subject to certain conditions, stockholders have the right to review our relevant books and records.

Determination of Cash-Out Price

The board of directors considered recent and historical trades of the Footstar common stock. The common stock has traded since December 30, 2003 on the OTC Bulletin Board. That market has represented the principal outlet for stockholders who wished to dispose of shares of common stock. The board of directors viewed that market as a good indicator of what a willing buyer would pay to a willing seller, neither one of whom is under any compulsion to buy or sell, after considering such factors as their estimate of Footstar’s value as a whole, its earnings and performance history, its prospects, the prospects of the industry as a whole, the announcement and execution of the CPEX Transaction Agreement, an assessment of the control parties and management of Footstar, and other factors that typically bear on a common stock purchase or sale decision. Accordingly, the board of directors determined that a cash-out price based on the historical market prices of Footstar’s common stock would constitute a reasonably accurate method of determining the fair value of shares of common stock being cashed out in the Partial Cash-Out Merger. In determining the cash-out price based on historical trades in the common stock, the board of directors determined that an average closing price of the common stock over a period of time, rather than the closing price as of a specified date, would more accurately represent the current value of the common stock. In addition, due to the CPEX Transaction, the board of directors determined that, in calculating an average historical closing price for the common stock, an average of closing prices during a period of time subsequent to the announcement of the CPEX Transaction would more accurately reflect the current fair value of the common stock because Footstar believes such prices are indicative of investors’ assessment of the value of the CPEX Transaction on Footstar. The board of directors did not believe the fact that Footstar is currently liquidating to be material to its consideration of historical closing prices given that Footstar has a relatively liquid public market. The board of directors accordingly determined to calculate the cash-out price as a price equal to the trailing average of the closing price of the common stock for the 20 days prior to February 14, 2011, the date of our public announcement of the execution of the Partial Cash-Out Merger Agreement, plus a premium of 5%. In determining the premium, the board of directors considered the recent increase in trading price following the announcement of the CPEX Transaction and the limited trading volume for the common stock. Given that, during such 20-day period, Footstar’s trailing average closing price was $0.905 per share and Footstar’s common stock had high and low trading prices of $0.98 and $0.75 per share, respectively, and high and low closing prices of $0.95 and $0.82 respectively, the board believed that the 20-day trailing closing average was an appropriate indication of the fair market value for Footstar’s common stock. In addition, neither this trailing average nor these ranges materially deviated from the full trailing closing average and full ranges of trading and closing prices of Footstar stock since the announcement of the CPEX Transaction, with exception for a limited number of anomalous trades. The board of directors determined that a 5% premium over the 20 trading day closing price trailing average from February 14, 2011 of $0.905, which provided for a $0.95 cash-out price, was fair to the unaffiliated stockholders being cashed out in the Partial Cash-Out Merger in light of the factors considered by the board of directors as described above.

Net Assets per Share. The net assets per share of Footstar on January 1, 2011 was $0.40. Accordingly, the $0.95 per share cash-out price represents a premium to the net assets per share of 134%. The board of directors believes that, in light of the CPEX Transaction, and the corresponding increase in the trading price of our common stock, that a 5% premium over the 20 trading day trailing average of our common stock prior to the announcement of the execution of the Partial Cash-Out Merger Agreement represents a fair price for the common stock being cashed-out because it best reflects the value of the CPEX Transaction to Footstar stockholders.

Liquidation Value. The board of directors believes that the assets of Footstar could potentially be worth substantially more in a continuation of the business as a going concern than on a liquidated basis, particularly since Footstar, through its subsidiaries, is now highly leveraged as a result of the CPEX Transaction. Therefore, the board of directors determined that a valuation based on the liquidation value of Footstar would not be an appropriate method of valuation in determining the cash-out price for the Partial Cash-Out Merger.

Going Concern Value. The board of directors did not obtain a financial analysis for going concern value of Footstar because it determined that the expense associated with obtaining such valuation was not justified in light of the fact that (1) as described above, the board of directors determined that a valuation based on a 20-day trailing historical closing average is a reasonably accurate reflection of fair value, (2) the Partial Cash-Out Merger will only result in approximately 0.5% of our stockholders being cashed out, and (3) the board of directors determined that the Partial Cash-Out Merger is in the best interest of both our cashed-out and continuing unaffiliated stockholders. In addition, the board of directors did not take into consideration the potential value of the CPEX Transaction in determining the price to be paid to cashed-out stockholders because it determined the market assessment of the value of the CPEX Transaction, as reflected in Footstar’s quoted stock price, was a more concrete measure of the value of the CPEX Transaction.

Past Purchases by Affiliates.  Because such purchases occurred before the announcement of the CPEX Transaction, the board of directors determined that the past purchase prices paid for Footstar stock by Mr. Couchman, which ranged from $0.25 to $1.08 during the period from May 27, 2009 to July 21, 2010, and none of which were subsequent to July 21, 2010, was not an appropriate method of valuation in determining the cash-out price for the Partial Cash-Out Merger.

Footstar did not receive a report, opinion, or appraisal from an outside party as to the value of our common stock, or the fairness of the Partial Cash-Out Merger to stockholders who will receive cash in the Partial Cash-Out Merger, stockholders who will remain stockholders following the Partial Cash-Out Merger or unaffiliated or affiliated stockholders or Footstar, or otherwise engage a financial advisor in connection with the Partial Cash-Out Merger.

The independent members of the board of directors concluded that there were already sufficient procedural safeguards without the expense of obtaining a report from an outside party concerning the fairness of the transaction, particularly since (i) unaffiliated and affiliated stockholders would be treated the same in the Partial Cash-Out Merger and there are no divergent interest between affiliated and unaffiliated stockholders, (ii) any of such stockholders could change his or her stock holdings prior to the Effective Date, as described above, in order to either get cashed out in the Partial Cash-Out Merger or continue as a stockholder of Footstar following the Partial Cash-Out Merger and (iii) the Partial Cash-Out Merger was approved unanimously by all directors of Footstar who are not employees of Footstar and who will not have any continuing interest in or other relationship with Footstar as the surviving corporation (other than ownership of less than 2% each of outstanding common stock after the Partial Cash-Out Merger and continued service on the board of directors). In addition, the board of directors took into account the importance of preserving Footstar’s cash position and completing the Partial Cash-Out Merger as expeditiously as practicable.

Reasons for the Board’s Recommendation

In adopting the Partial Cash-Out Merger Agreement and approving the Partial Cash-Out Merger, the board of directors considered a number of factors, including but not limited to the following:

•
The Partial Cash-Out Merger consideration of $0.95 per share represents a premium of 5% over the 20 trading day trailing average of our common stock prior to February 14, 2011, the date of public announcement of the execution of the Partial Cash-Out Merger Agreement, and a premium of 134% over the net assets per share on January 1, 2011.

•	The substantial ongoing expenses incurred by Footstar as a public reporting company in connection with its obligations to file periodic reports with the SEC.

•	The benefits that those continuing stockholders of Footstar would receive as a result of the reduction in the expenses Footstar incurred as a reporting company.

•	The fact that the Partial Cash-Out Merger will need to be approved by a majority of stockholders, regardless of whether they are affiliated with Footstar.

•
The value to our small stockholders of the opportunity presented by the Partial Cash-Out Merger to realize a disposition of an otherwise relatively small investment without incurring brokerage commissions or fees as compared to the loss of the opportunity to continue as a stockholder of Footstar and participate in the future earnings and growth of Footstar, if any.

•	Our small stockholders will receive a fixed amount of cash, rather than securities or some sort of deferred payment.

•
Since only 0.5% of our shares are held by stockholders owning less than 500 shares, the Partial Cash-Out merger will impact only a minimal amount of outstanding shares. Accordingly, the Partial Cash-Out Merger will likewise have only a minimal effect on the voting power of continuing stockholders, and affiliated stockholders will realize a less than 1% increase in their aggregate voting power.

•
The potential impact on our remaining stockholders after the Partial Cash-Out Merger of the absence of financial and other information contained in periodic reports filed with the SEC and that Footstar will no longer be subject to the provisions of the Sarbanes-Oxley Act or certain liability provisions of the Exchange Act.

•	The limited public trading volume and liquidity of our common stock.

•
Stockholders that desire to retain their equity interest in Footstar after the Partial Cash-Out Merger can increase the number of shares they hold to 500 shares or more held of record prior to the effective time of the Partial Cash-Out Merger, thereby avoiding being cashed-out.

•
Stockholders that desire to sell their equity interest in Footstar in the Partial Cash-Out Merger can sell their holdings down below 500 shares held of record or split their accounts so that each record account is below 500 shares, and then, in either case, participate in the Partial Cash-Out Merger.

•
Because of the small number of shares impacted by the Partial Cash-Out Merger, Footstar does not expect stockholders who wish to purchase additional shares to avoid being cashed out in the Partial Cash-Out Merger will experience significant difficulty in effecting such purchase on the OTC Bulletin Board, even though, at times, there has been limited trading volume in Footstar’s common stock. However, there can be no assurance that each individual stockholder wishing to effect such purchase will be able to do so.

•	The reduced cash balance resulting from the estimated total transaction cost of $242,500, including professional fees and other expenses.

•	The risk that the announcement of the Partial Cash-Out Merger may have a negative effect on the trading price of the common stock quoted on the OTC Bulletin Board.

•	Uncertainties concerning the economy in general and the capital markets.

•	The degree of likelihood that the Partial Cash-Out Merger will be completed.

•	The rights of dissenting stockholders to seek appraisal of the value of their shares of common stock under Delaware law.

After considering these factors, the board of directors concluded that the positive factors relating to the Partial Cash-Out Merger outweighed the negative factors.  Because of the variety of factors considered, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination.

The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by the board of directors.

Purpose of the Partial Cash-Out Merger

General. The purpose of the Partial Cash-Out Merger is to allow Footstar to reduce the number of record holders of its common stock so that Footstar may terminate the registration of its common stock under the Exchange Act, while providing liquidity for holders of Footstar common stock owning fewer than 500 shares and maximizing value to be received by all holders of Footstar common stock.

As part of its assessment as to whether to pursue the CPEX Transaction, Footstar’s board of directors undertook a thorough analysis of Footstar’s operating cost structure and future plans. As a result of this analysis, the Footstar Board determined that (1) it is in the best interest of Footstar stockholders for Footstar to revoke its Plan of Dissolution and pursue strategic transactions as a going concern and (2) the benefits to the stockholders of remaining a reporting company are not justified by their costs under any foreseeable scenario.

For smaller publicly traded companies, such as Footstar, pubic company costs represent a larger portion of our revenues than for larger public companies and the fixed costs of being an Exchange Act reporting company have continued to increase. After Footstar determined to propose that shareholders revoke the Plan of Dissolution and operate as a going concern, the potential long-term costs associated with being a public company became a significant operating cost because there was no longer a fixed time after which Footstar would finally dissolve and Footstar has limited capital resources. The Footstar board of directors believes that these costs will significantly increase as a result of the CPEX Transaction particularly because of the controls and procedures required by the Sarbanes-Oxley Act and Footstar believes that due to the leverage incurred by its subsidiaries as a result of the CPEX Transaction it needs to reduce its costs. In addition, the board of directors of Footstar determined that Footstar is not currently, and will not in the foreseeable future, realize the benefits normally presumed to result from being a reporting company, such as access to the public capital markets, due to the nature of our current and proposed future operations, including the consummation of the CPEX Transaction, as a result of which, Footstar, through its subsidiaries, is highly leveraged.

In light of this analysis, we believe that the increased cost savings to continuing stockholders from becoming a non-reporting company are in the best interest of Footstar and its stockholders. In addition, cashed-out stockholders who wish to participate in future earnings and growth of Footstar, if any, may increase the number of shares they hold to 500 or more if they wish to remain stockholders of Footstar after the Partial Cash-Out Merger.

Although many of the aforementioned factors have existed for some time, the fact that Footstar is proposing that shareholders vote to revoke the Plan of Dissolution created the possibility that the costs associated with remaining a public company will become a significant permanent cost because there may no longer be a fixed time after which Footstar will finally dissolve. In addition, Footstar does not anticipate a future need of the benefits of remaining a public company, such as access to the public capital markets and it believes that as a result of the significant leverage it has incurred through its subsidiaries it would be difficult to access the public capital markets. It is this current convergence of increased potential SEC reporting company costs and the nature of our current and proposed future operations, including the possible revocation of the Plan of Dissolution and consummation of the CPEX Transaction, which has caused us to propose undertaking the Partial Cash-Out Merger at this time.

Reduced Costs and Expenses. Management estimates that Footstar will achieve cost savings of approximately $250,000 to $300,000 per year from reduced legal and accounting fees, printing and mailing costs, directors and officers insurance premiums, and other incidental costs of remaining an Exchange Act reporting company.  The termination of the Exchange Act registration will make most provisions of the Exchange Act inapplicable, such as the requirement to file quarterly and annual reports with the SEC, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings and certain of the corporate governance requirements under the Sarbanes-Oxley Act.  The board of directors believes this termination will have the effect of avoiding additional future costs to Footstar.  In addition, there will be other benefits which are difficult to quantify from reduced management distraction and reallocation of internal resources associated with maintaining Footstar’s Exchange Act registration.

NOLs. Footstar has experienced substantial net operating losses, or “NOLs,” and may use such NOLs to offset net income generated in future periods and thereby reduce its payments for taxes in such future periods. Following the Transaction, such NOLs will continue to be available to Footstar and, to the extent such NOLs may be used under applicable law to offset net income in future periods, will benefit Footstar and its stockholders, including the unaffiliated stockholders who continue to be stockholders of Footstar following the Transaction. As of January 1, 2011, we had NOL carryforwards for federal income tax purposes of approximately $122.7 million, although there is no assurance Footstar will be able to avail itself of these NOLs.

Limited Trading Volume and Liquidity for Small Stockholdings. The board believes that holders of small amounts of shares of our common stock may be deterred from selling their shares because of the limited trading volume in Footstar stock and possible disproportionately high brokerage costs. The Partial Cash-Out Merger will offer each small stockholder the opportunity to obtain cash for their shares without the cost of dealing with a broker.

Position of Footstar as to Reasons, Alternatives and Effects of the Partial Cash-Out Merger

Reasons.  The board of director’s reasons for recommending the adoption of the Partial Cash-Out Merger Agreement and approval of the Partial Cash-Out Merger are described under “Special Factors—Background of the Partial Cash-Out Merger” and “—Reasons for the Board’s Recommendation.”

Alternatives to the Partial Cash-Out Merger.

In making the determination to proceed with the Partial Cash-Out Merger, the board of directors also considered the feasibility of certain other alternative transactions, as described below:

•
Issuer Tender Offer. The board of directors also considered the feasibility of a tender offer to repurchase the shares of common stock held by our unaffiliated stockholders. Due to the voluntary nature of such a transaction, we would have no assurance that the transaction would result in a sufficient number of shares being tendered. Moreover, the tender offer rules regarding the treatment of stockholders, including pro-rata acceptance of offers from stockholders, make it difficult to ensure that we would be able to significantly reduce the number of record stockholders. As a result of these disadvantages, the board of directors determined not to pursue this alternative.

•
Reverse Stock Split. The board of directors also considered the feasibility of a reverse split to reduce the number of our record stockholders. While the effect of this transaction would be similar to the Partial Cash-Out Merger, the board of directors rejected this alternative because it believe the structure of a partial cash-out merger would be more likely to be approved, particularly since Footstar’s Certificate of Incorporation requires the approval of holders of 80% of the outstanding shares of common stock to effectuate a reverse stock split.

•
Traditional Stock Repurchase Program. The board of directors also considered a plan whereby we would periodically repurchase shares of common stock on the open market at the then current market price. We rejected such an approach. Repurchasing enough shares in this manner to enable us to deregister under the Exchange Act would likely take an extended period of time, have no assurance of success and be of undeterminable cost.

•
Odd-Lot Repurchase Program. The board of directors also considered the feasibility of a transaction in which we would announce to our stockholders that we would repurchase, at a designated price per share, the shares of common stock held by any stockholder who holds less than a specified number of shares and who offers such shares for sale pursuant to the terms of the program. A principal disadvantage of such an approach, however, results from the voluntary nature of the program. Because stockholders would not be required to participate in the program, we could not be certain at the outset whether a sufficient number of odd-lot stockholders would participate and thereby result in the number of stockholders being reduced to below 300. In terms of timing, such a program, especially after giving effect to any extensions of deadlines for tendering into the program, would likely necessitate a longer time frame than that of the Partial Cash-Out Merger. As a result of these disadvantages, the board of directors rejected this alternative.

•
Maintaining the Status Quo. The board of directors also considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company and enjoy the benefits traditionally associated with having public reporting company status. The board of directors believes that maintaining the status quo is not in our best interests and rejected this alternative.

Effect on the Number of Stockholders.  We believe that the Partial Cash-Out Merger will reduce the number of record stockholders from approximately [2,600] to approximately 200.

Effect on Securities Exchange Act Registration and Reporting Requirements.  Our common stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to the periodic reporting and other requirements of the Exchange Act.  As a result of the Partial Cash-Out Merger, we will have fewer than 300 holders of record of common stock, and will be eligible to terminate our obligation to continue filing periodic reports under the Exchange Act.  As soon as possible after the effective time of the Partial Cash-Out Merger, we will file for deregistration of the common stock under the Exchange Act and will become a “private” company.  Termination of this filing requirement under the Exchange Act will substantially reduce the information we are required to furnish to our stockholders and to the SEC.

Effect on Market for Shares.  Our common stock is currently traded in the over-the-counter market, and last sales prices are reported on the OTC Bulletin Board, which is a regulated quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities.  There are presently [_] known market makers in our Common Stock.  As discussed below, there likely will be a decrease in the market for our shares as a result of the decrease in the number of stockholders and this may affect the price at which remaining stockholders may be able to sell their shares.  Once we stop filing reports with the SEC, our common stock will be ineligible for quotation on the OTC Bulletin Board, which may reduce the liquidity of our common stock.  While price quotations for our common stock may continue to be reported after deregistration in less formal reporting systems such as the Pink Sheets Electronic Quotation Service, we cannot assure you this will happen or, even if it does happen, that an active market will exist for you to sell your shares if you are a remaining stockholder.  However, because the current amount of trading activity in our common stock is so limited, there may be no practical difference for most stockholders who are remaining stockholders following the Partial Cash-Out Merger.

Effects on Affiliates.  As a result of the Partial Cash-Out Merger, Acquisition will cease to exist. The board does not anticipate that the Partial Cash-Out Merger with Acquisition will have any effect on the operation of Footstar Corp, CPEX, NewCo or Borrower. As described below, the Partial Cash-Out Merger will have various effects on our officers and directors, each of whom may, as a result of his or her position with us, be deemed to be an affiliate of ours.

Effects on Stockholders.

The Partial Cash-Out Merger will have various effects on our affiliated and unaffiliated stockholders, as described below. Although none of the affiliated stockholders of Footstar will be cashed out in the Partial Cash-Out Merger, whether a stockholder is cashed out or continues as a stockholder is based solely on the number of shares they hold and is not related to their affiliate status. The effects of the Partial Cash-Out Merger to a stockholder will vary based on whether or not all or any portion of the stockholder’s shares will be cashed out in the Partial Cash-Out Merger.  The determination of whether or not any particular shares of our common stock will be cashed out in the Partial Cash-Out Merger will be based on whether the holder of those shares holds either fewer than 500 of our shares or 500 or more of our shares in any discrete record account.

Cashed-Out Stockholders.  The Partial Cash-Out Merger will have both positive and negative effects on stockholders owning fewer than 500 of our shares immediately prior to the effective time, including those described below.  As a result of the Partial Cash-Out Merger, the shares of the cashed-out stockholders will be cancelled and they will:

•
receive $0.95 per share, which represents a premium of 5% over the 20 trading day trailing average of our common stock prior to February 14, 2011, the date of public announcement of the execution of the Partial Cash-Out Merger Agreement;

•	be able to liquidate their holdings without incurring any service charges or brokerage commissions;

•	no longer have any equity interest in Footstar, and, therefore, will not participate in future earnings and growth of Footstar, if any; and

•
potentially be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the Partial Cash-Out Merger.  See “Proposal to Approve the Partial Cash-Out Merger – Material U.S. Federal Income Tax Consequences.”

Continuing Stockholders.  The Partial Cash-Out Merger will have both positive and negative effects on stockholders who remain as stockholders if the Partial Cash-Out Merger is effected.  These effects include:

•	Continuing interest. The remaining stockholders will retain their equity interest in Footstar and, therefore, will participate in future earnings and growth of Footstar.

•
Reduced Costs and Expenses. Management estimates that Footstar will achieve costs savings of approximately $250,000 to $300,000 per year from reduced legal and accounting fees, printing and mailing costs and directors and officers insurance premiums, and other incidental costs of remaining an Exchange Act reporting company.

•
Decreased access to information.  If the Partial Cash-Out Merger is effected, we intend to terminate the registration of our common stock under the Exchange Act and to cease filing periodic reports with the SEC.  In addition, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also eventually be suspended, and the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and certain corporate governance requirements under the Sarbanes-Oxley Act will also become inapplicable.

•
Decreased liquidity.  The liquidity of the shares of common stock held by stockholders may be further reduced by the Partial Cash-Out Merger.  Price quotations for our common stock are currently reported on the OTC Bulletin Board.  Following the Partial Cash-Out Merger, trading in our common stock, if any, will continue only to occur in the “pink sheets” and in privately negotiated transactions.

•
NOLs. Footstar has experienced substantial net operating losses, or “NOLs,” and may use such NOLs to offset net income generated in future periods and thereby reduce its payments for taxes in such future periods. Following the Transaction, such NOLs will continue to be available to Footstar and, to the extent such NOLs may be used under applicable law to offset net income in future periods, will benefit Footstar and its stockholders, including the unaffiliated stockholders who continue to be stockholders of Footstar following the Transaction. As of January 1, 2011, we had NOL carryforwards for federal income tax purposes of approximately $122.7 million, although there is no assurance Footstar will be able to avail itself of these NOLs.

Effect on Our Executive Officers and Directors.

In the event of the termination of the registration of our Common Stock and our obligation to file reports under the Exchange Act, our executive officers and directors may be deprived of the ability to dispose of our shares of common stock pursuant to Rule 144 under the Securities Act of 1933.

Increased Share Ownership of Officers and Directors.  As a result of the Partial Cash-Out Merger, it is expected that the percentage of ownership of our common stock held by our current officers and directors as a group will increase from approximately 48.2% to approximately [48.5]%.  The ownership percentage of directors and executive officers following the Partial Cash-Out Merger may increase or decrease depending on purchases, sales and other transfers of our shares by stockholders prior to the effective time of the Partial Cash-Out Merger. See “– Interests of Certain Directors and Executive Officers of Footstar.” For a description of the assumptions we used in determining the numbers of shares and related percentages that we expect to be held by current officers and directors immediately after the Partial Cash-Out Merger, please see “Security Ownership of Certain Beneficial Owners and Management.”

Except as otherwise described in this proxy statement, Footstar does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the Partial Cash-Out Merger involving Footstar’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets.  However, Footstar, as the surviving corporation, will continue to evaluate Footstar’s business and operations after the Partial Cash-Out Merger and may develop new plans and proposals that Footstar considers to be in the best interests of Footstar and its then current stockholders.

Executive Officers and Directors of the Surviving Corporation

The Partial Cash-Out Merger Agreement provides that the current officers of Footstar will continue as the initial officers of Footstar as the surviving corporation until their respective successors are duly appointed and qualified.  It is expected that, in general, all members of Footstar’s current management will continue as management of Footstar as the surviving corporation.  It is also expected that all of Footstar’s directors will continue as directors of Footstar as the surviving corporation.

Financing

Footstar’s source of funds to pay substantially all of the Partial Cash-Out Merger consideration is intended to be provided by cash on hand. Footstar does not intend to seek outside financing and has no alternative financing plan. Footstar is confident that it has sufficient resources to complete the Partial Cash-Out Merger.  Approximately $142,500 will be required to pay the aggregate cash Partial Cash-Out Merger consideration to our cashed-out stockholders (although this amount could be larger or smaller depending on, among other things, the result of purchases, sales or other transfers of our common stock prior to the effective time of the Partial Cash-Out Merger and whether the board determines to raise the threshold for which stockholders will be cashed-out in the Partial Cash-Out Merger) and we estimate expenses in connection with the Partial Cash-Out Merger will be approximately $100,000.

Future Plans

If the proposal to approve the Partial Cash-Out Merger and/or the proposal to revoke the Plan of Dissolution are not approved, it is expected that the current management of Footstar, under the direction of the board of directors, will recommence dissolving Footstar in accordance with the Plan of Dissolution. In addition, if the proposal to revoke the Plan of Dissolution is not approved, Footstar is considering, among other things, taking the actions necessary to spin-off the common stock of Footstar Corp, its wholly-owned subsidiary, as a special dividend or other distribution to Footstar stockholders so that Footstar stockholders can continue to participate in earnings resulting from the CPEX Transaction, if any, after Footstar is completely dissolved.

If the proposal to approve the Partial Cash-Out Merger and revoke the Plan of Dissolution are approved, we expect we will, as soon thereafter as reasonably practicable, revoke the Plan of Dissolution and effect the Partial Cash-Out Merger, subject to applicable law.

Interests of Certain Directors and Officers of Footstar

Our directors and executive officers will remain stockholders after the Partial Cash-Out Merger.  In addition, our directors and executive officers will continue to serve in their respective capacities after the Partial Cash-Out Merger.

The Partial Cash-Out Merger will have various effects on our directors and executive officers, each of whom may, as a result of his or her position with Footstar, be deemed to be an affiliate of Footstar. The ownership percentage of directors and executive officers following the Partial Cash-Out Merger may increase or decrease depending on purchases, sales and other transfers of our shares by stockholders prior to the effective time of the Partial Cash-Out Merger.

None of Footstar’s directors or officers plans to sell any shares of common stock prior to the completion of the Partial Cash-Out Merger. Footstar is not aware of any current plans of an affiliate of Footstar to buy or sell any shares of common stock.

The ownership by Footstar’s executive officers and directors immediately prior to and following the Partial Cash-Out Merger, will be as follows:

	Prior to Partial Cash-Out Merger		After Partial Cash-Out Merger
Name	Number of Shares of Common Stock	Percentage	Number of Shares of Common Stock	Percentage
Jonathan Couchman	11,063,578	45.7%	11,063,578	[46.0	]%
Adam Finerman	307,187	1.3%	307,187	[1.3	]%
Eugene Davis	278,394	1.2%	278,394	[1.2	]%

Stock Options. On March 15, 2010, Mr. Couchman was awarded a stock option to purchase up to 2,500,000 shares of common stock at an exercise price of $0.40 per share.  On the date of the grant, the closing stock price of Footstar’s stock was $0.23.  The stock option was fully vested at the time of the grant.  The stock option expires upon the earlier of the tenth anniversary of the grant date and the payment of the final liquidation distribution to our stockholders. Mr. Couchman does not intend to exercise the stock option before the effective time of the Partial Cash-Out Merger.

Partial Cash-Out Merger Consideration to be Received by Directors and Executive Officers of Footstar

All directors and officers of Footstar will continue to own the same number of shares of Footstar common stock after the Partial Cash-Out Merger as they own currently.

Treatment of Stock Options

All outstanding options to purchase shares of Footstar common stock, including those held by directors and executive directors, shall remain outstanding after the Partial Cash-Out Merger.

Indemnification and Insurance

Footstar is organized under the laws of the State of Delaware.  The DGCL provides that a Delaware corporation has the power generally to indemnify its directors, officers, employees and other agents (each, a “Corporate Agent”) against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent against expenses is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. To the extent that a Corporate Agent has been successful on the merits of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify the Corporate Agent for expenses in connection therewith.  Expenses incurred by a Corporate Agent in connection with a proceeding may, under certain circumstances, be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors.  The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Under Delaware law, a Delaware corporation has the power to purchase and maintain insurance on behalf of any Corporate Agent against any liabilities asserted against and incurred by him in such capacity, whether or not the corporation has the power to indemnify him against such liabilities under Delaware law.  Footstar has purchased directors and officers’ insurance providing indemnification to Footstar’s directors and officers for these types of liabilities.

Article FIFTH, Section 7 of Footstar’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) eliminates the personal liability of Footstar’s directors to Footstar or its stockholders for monetary damages for breaches of their fiduciary duty.  In addition, Article FIFTH, Section 7 of the Certificate of Incorporation provides that each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Footstar shall be indemnified and held harmless by Footstar to the fullest extent permitted by the DGCL.

Estimated Fees and Expenses of the Partial Cash-Out Merger

Whether or not the Partial Cash-Out Merger is completed, in general, all fees and expenses incurred in connection with the Partial Cash-Out Merger will be paid by Footstar and Acquisition.

Fees and expenses of Footstar with respect to the Partial Cash-Out Merger are estimated at this time to be as follows:

Description	Amount
Filing fee (SEC)	$20
Legal and accounting fees and expenses	$75,000
Printing, mailing and solicitation costs	$20,000
Miscellaneous expenses	$4,980
Total	$100,000

Approximately $142,500 will be required to pay the aggregate cash Partial Cash-Out Merger consideration to our cashed-out stockholders (although this amount could be larger or smaller depending on, among other things, the result of purchases, sales or other transfers of our common stock prior to the effective time of Partial Cash-Out Merger and whether the board determines to raise the threshold for which stockholders will be cashed-out in the Partial Cash-Out Merger).  These expenses will not reduce the cash Partial Cash-Out Merger consideration to be paid to the cashed-out stockholders.

PROPOSAL TO APPROVE THE PARTIAL CASH-OUT MERGER

Overview

At the special meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of February 14, 2011, among Footstar and Acquisition, pursuant to which Acquisition will be merged with and into Footstar, with Footstar being the surviving corporation.  At a special meeting held on May 5, 2009, Footstar’s stockholders adopted and approved the Plan of Dissolution. In order to consummate the Partial Cash-Out Merger with Acquisition, Footstar must first revoke the Plan of Dissolution, which requires the approval of stockholders. Accordingly, the approval of the proposal to approve the Partial Cash-Out Merger is subject to the approval of the proposal to revoke the Plan of Dissolution. Upon closing of the Partial Cash-Out Merger, if you are a holder of fewer than 500 shares of our common stock in record form in any discrete account, each issued and outstanding share of Footstar common stock held by you will be cancelled and converted into the right to receive $0.95 in cash, without interest.  If you are a holder of 500 shares or more of our common stock in record form in any discrete account, you will continue to own the same number of shares of Footstar common stock after the Partial Cash-Out Merger.

The Parties

Footstar, Inc
933 MacArthur Blvd.
Mahwah, New Jersey 07430

Footstar, Inc., a Delaware corporation, is a holding company that is currently winding down pursuant to the Plan of Dissolution, which was adopted by Footstar’s stockholders on May 5, 2009.  The proposal to revoke the Plan of Dissolution will, if approved by stockholders, authorize Footstar to file a certificate of revocation of dissolution with the Secretary of State of the State of Delaware which, at the effective  time thereof, cause the revocation of the Plan of Dissolution. A more detailed description of Footstar’s business and financial results is contained in Footstar’s most recent Annual Report on Form 10-K for the fiscal year ended January 1, 2011, which is incorporated by reference to this proxy statement.  See also “Where Stockholders Can Find More Information” and “Additional Information and Documents Incorporated by Reference.”  The phone number of Footstar’s principal executive office is (201) 934-2000 ext. 5.

On January 3, 2011, CPEX, NewCo and Merger Sub entered into the CPEX Transaction Agreement. On April 5, 2011, the transaction was consummated, and Merger Sub merged with and into CPEX (the “CPEX Transaction”), and CPEX became a wholly owned subsidiary of NewCo and an indirectly, majority-owned subsidiary of Footstar.

CPEX is a wholly owned subsidiary of NewCo, which is owned 80.5% by Footstar Corp, and 19.5% by the 19.5% Stockholder. Footstar Corp is a wholly owned subsidiary of Footstar. In exchange for their respective 80.5% and 19.5% ownership of NewCo, Footstar Corp and the 19.5% Stockholder provided approximately $3.2 million and approximately $0.8 million, respectively, in equity financing to fund the CPEX Transaction.

See “SPECIAL FACTORS – Transaction with CPEX” for a more complete description of the CPEX Transaction Agreement.

Footstar has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years, or (ii) a party, during the past five years, to any judicial or administrative proceeding (except for matters that have been dismissed without sanction or settlement) that resulted in a judgment, decree or financial order enjoining them from future violations of or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Footstar Acquisition, Inc.
933 MacArthur Blvd.
Mahwah, New Jersey 07430

Footstar Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Footstar, was formed solely for the purpose of engaging in the transactions contemplated by the Partial Cash-Out Merger Agreement.  Acquisition has not conducted any significant activities other than those incident to its approval and execution of the Partial Cash-Out Merger Agreement and related documents.  Acquisition has no material assets or liabilities, other than its rights and obligations under the Partial Cash-Out Merger Agreement, and has no operations. The phone number of Acquisition’s principal executive office is (201) 934-2000 ext. 5.

Jonathan M. Couchman, the Chief Executive Officer of Footstar, is the sole director and executive officer of Acquisition.

Acquisition has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years, or (ii) a party, during the past five years, to any judicial or administrative proceeding (except for matters that have been dismissed without sanction or settlement) that resulted in a judgment, decree or financial order enjoining them from future violations of or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Partial Cash-Out Merger Agreement

The following description of the Partial Cash-Out Merger Agreement describes the material terms of the Partial Cash-Out Merger Agreement.  A complete copy of the Partial Cash-Out Merger Agreement appears as Appendix A to this proxy statement and is incorporated into this proxy statement by reference.  You are urged to read the entire Partial Cash-Out Merger Agreement carefully.

The Partial Cash-Out Merger

The Partial Cash-Out Merger Agreement provides that, subject to the conditions summarized below, Acquisition will merge with and into Footstar.  Upon consummation of the Partial Cash-Out Merger, Acquisition will cease to exist and Footstar will continue as the surviving corporation.

Effective Time of Partial Cash-Out Merger

The Partial Cash-Out Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in the certificate of merger.  This time is referred to as the “effective time.”  Footstar and Acquisition have agreed to file the certificate of merger for the Partial Cash-Out Merger as soon as possible following satisfaction or waiver of the conditions to closing of the Partial Cash-Out Merger set forth in the Partial Cash-Out Merger Agreement.

Conversion of Footstar Common Stock

At the effective time, each outstanding share of Footstar common stock owned by record holders of fewer than 500 shares of our common stock will automatically be cancelled and converted into and represent the right to receive $0.95 in cash, without interest, except for shares held by stockholders seeking appraisal rights in accordance with Delaware law.

At the effective time, each outstanding share of Footstar common stock owned by record holders of 500 or more of our common shares shall remain outstanding.  None of these shares will be cancelled in the Partial Cash-Out Merger.

If you hold shares of our common stock in street name, your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and therefore may hold 500 or more total shares even if your street name shares total less than 500.

Footstar does not intend to effect the Partial Cash-Out Merger at the beneficial holder level. Accordingly, stockholders holding fewer than 500 shares of our common stock in street name through a nominee (such as a bank or broker) will not be cashed-out in the Partial Cash-Out Merger if their nominee holds a total of 500 or more shares in record form. If you hold fewer than 500 shares of common stock in street name and want to have your shares cashed out in the Partial Cash-Out Merger, you should instruct your nominee to transfer your shares into a record account in your name prior to 5 p.m. on the last business day prior to the effective time of the Partial Cash-Out Merger. In any event, if you hold your shares of our common stock in street name, we encourage you to contact your bank, broker or other nominee about the effect of the Partial Cash-Out Merger on your shares.

Footstar shall have full discretion and exclusive authority to determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to any questions as to the number of shares held by stockholders at the effective time of the Partial Cash-Out Merger. It is a condition to payment in the Partial Cash-Out Merger that stockholders certify to Footstar in the letter of transmittal delivered to Footstar that such holder held of record, immediately prior to the effective time of the Partial Cash-Out Merger, fewer than the 500 shares of Footstar common stock in the aggregate. Footstar may (i) presume that any shares of common stock held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of common stock held by any person or persons that Footstar determines to constitute a single holder, for purposes of determining the number of such shares held by such holder.

Payment for Shares

Prior to the effective time of the Partial Cash-Out Merger, Footstar will deposit with a paying agent selected by Footstar sufficient funds to pay the Partial Cash-Out Merger consideration for the Footstar stockholders that own fewer than 500 of our common shares in record form in any discrete account.  As soon as reasonably practicable after the effective time of the Partial Cash-Out Merger, Footstar, as the surviving corporation, will cause to be mailed to each record holder of shares of Footstar common stock owning fewer than 500 of our common shares in record form in any discrete account immediately prior to the effective time a letter of transmittal and instructions to effect the surrender of their certificate(s) in exchange for payment of the Partial Cash-Out Merger consideration. Footstar does not intend to effect the Partial Cash-Out Merger at the beneficial holder level. Accordingly, stockholders holding fewer than 500 shares of our common stock in street name through a nominee (such as a bank or broker) will not be cashed-out in the Partial Cash-Out Merger if the nominee holds a total of 500 or more shares in record form. If you hold fewer than 500 shares of common stock in street name and want to have your shares cashed out in the Partial Cash-Out Merger, you should instruct your nominee to transfer your shares into a record account in your name prior to 5 p.m. on the last business day prior to the effective time of the Partial Cash-Out Merger.

Stockholders of Footstar should not forward stock certificates to the paying agent until they have received the letter of transmittal.

Each of our record stockholders owning fewer than 500 of our common shares in record form in any discrete account will be entitled to receive $0.95 per share only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto.  If a share certificate has been lost, stolen or destroyed, the holder of such certificate is required to make an affidavit of that fact and to give to Footstar, as the surviving corporation, at its option, a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to such share certificate before any payment of the Partial Cash-Out Merger consideration will be made to such holder.  No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any Partial Cash-Out Merger consideration.

Six months after the effective time of the Partial Cash-Out Merger, the paying agent will deliver to Footstar, as the surviving corporation, all cash in its possession, which has been deposited with the paying agent and which has not been disbursed to holders of share certificates.  Thereafter, record holders of certificates representing in the aggregate fewer than 500 of our common shares outstanding before the effective time will surrender their certificates to Footstar as the surviving corporation and will be entitled to look only to Footstar as the surviving corporation and only as general creditors of the surviving corporation for payment of any claims for Partial Cash-Out Merger consideration to which they may be entitled.  Neither Footstar as the surviving corporation nor the paying agent will be liable to any person in respect of any Partial Cash-Out Merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Share Certificates

From and after the effective time, the holders of share certificates owning fewer than 500 of our common shares in record form in any discrete record account before the effective time will cease to have any rights with respect to these shares except as otherwise provided for in the Partial Cash-Out Merger Agreement or by applicable law.  All Partial Cash-Out Merger consideration paid upon the surrender for exchange of those share certificates in accordance with the terms of the Partial Cash-Out Merger Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the share certificates.

Representations and Warranties

Representations and Warranties of Footstar.  The Partial Cash-Out Merger Agreement contains various customary representations and warranties (which will not survive completion of the Partial Cash-Out Merger) made by Footstar to Acquisition relating to, among other things:

•
Footstar’s and its subsidiaries’ due organization, valid existence, good standing and requisite corporate power and authority to own, lease and operate their assets and properties and to carry on their businesses as now being conducted;

•	the capitalization of Footstar;

•	the authorization, execution, delivery and enforceability of the Partial Cash-Out Merger Agreement;

•	the stockholder voting requirements to approve the Partial Cash-Out Merger; and

•	the absence of undisclosed brokers’, finders’ or other commissions or fees.

Representations and Warranties of Acquisition.  The Partial Cash-Out Merger Agreement contains various customary representations and warranties (which will not survive completion of the Partial Cash-Out Merger) made by Acquisition to Footstar, relating to, among other things:

•	the due organization, valid existence, good standing and requisite corporate power and authority of Acquisition to carry on its business as it is now being conducted; and

•	the authorization, execution and delivery and enforceability of the Partial Cash-Out Merger Agreement.

Conditions of consummation of the Partial Cash-Out Merger.  The consummation of the Partial Cash-Out Merger is subject to the satisfaction of the following conditions, including:

•
The proposal to revoke the Plan of Dissolution must be approved at the special meeting by the holders of a majority of the voting power of our outstanding common stock as of the Dissolution Record Date.

•
The proposal to approve the Partial Cash-Out Merger must be approved at the special meeting by the holders of a majority of the voting power of our outstanding stock as of the Going Private Record Date.

•	Regulatory approval from governmental entities shall have been delivered and obtained and no court or other governmental entity has issued an order to enjoin the transaction.

Waiver

At any time prior to the effective time of the Partial Cash-Out Merger, any party to the Partial Cash-Out Merger Agreement may with respect to any other party extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties contained in the Partial Cash-Out Merger Agreement or in any document delivered pursuant to the Partial Cash-Out Merger Agreement, or waive compliance with any of the agreements or conditions contained in the Partial Cash-Out Merger Agreement, subject to applicable law.

Termination of the Partial Cash-Out Merger Agreement

The Partial Cash-Out Merger Agreement may be terminated before the effective time of the Partial Cash-Out Merger, whether before or after the stockholders of Footstar have approved and adopted the Partial Cash-Out Merger Agreement, by mutual written consent of Acquisition and Footstar.

Expenses of the Parties

Whether or not the Partial Cash-Out Merger is completed, in general, all fees and expenses incurred in connection with the Partial Cash-Out Merger will be paid by the party incurring such expenses.

Amendments

The Partial Cash-Out Merger Agreement may be amended by the parties to the Partial Cash-Out Merger Agreement at any time before or after approval of the Partial Cash-Out Merger Agreement and prior to the effective time of the Partial Cash-Out Merger by Acquisition and Footstar; provided, however, that after any such approval, there shall be made no amendment that would decrease the Partial Cash-Out Merger consideration, change the terms or conditions of the Partial Cash-Out Merger Agreement in a manner adverse to Footstar stockholders or that by law requires further approval by such stockholders without the further approval of such stockholders.  The Partial Cash-Out Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the principal United States federal income tax consequences of the Partial Cash-Out Merger.  This summary does not purport to be comprehensive; it does not describe all potentially relevant tax considerations.  The discussion applies only to stockholders in whose hands shares of Footstar common stock are capital assets, and may not apply to shares of Footstar common stock received pursuant to the exercise of stock options or otherwise as compensation, or to stockholders who are neither citizens nor residents of the United States or to stockholders who are subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”).  The material United States federal income tax consequences set forth below are based upon current law.  Because individual circumstances may differ, stockholders are urged to consult their own tax advisors to determine the applicability of the rules discussed below to them and the particular tax effects of the Partial Cash-Out Merger, including the application and effect of state, local and other tax laws.

Non-dissenting Stockholders Owning Fewer Than 500 Shares of Our Common Stock.  The actual or constructive receipt of cash by the non-dissenting record stockholders owning fewer than 500 shares of our common stock whose shares are surrendered pursuant to the Partial Cash-Out Merger will be taxable for U.S. federal income tax purposes, and also may be taxable under applicable state, local and other income tax laws.  In general, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount realized by the stockholder pursuant to the Partial Cash-Out Merger and the stockholder’s adjusted tax basis in the shares of Footstar common stock surrendered in the Partial Cash-Out Merger.  Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the effective date of the Partial Cash-Out Merger, the shares of Footstar common stock were held for more than twelve months.  There are limitations on the deductibility of capital losses.

Payments in connection with the Partial Cash-Out Merger may be subject to “backup withholding” at a 28% rate.  Backup withholding generally applies if the stockholder:

•	fails to furnish a social security number or other taxpayer identification number certified under penalties of perjury within a reasonable time after request therefore;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that such stockholder has failed to report properly payments of interest or dividends; or

•
under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the stockholder is not subject to backup withholding.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax.  Certain persons generally are exempt from backup withholding, including corporations and financial institutions.  Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income.  Stockholders should consult with their own tax advisors as to the qualifications for exemption from withholding and procedures for obtaining such exemption.

Footstar.  Footstar will not recognize gain or loss for U.S. federal income tax purposes as a result of the Partial Cash-Out Merger.

Footstar urges you to consult your tax advisors to determine particular U.S. federal, state, local or foreign income or other tax consequences of the Partial Cash-Out Merger.

Certain Regulatory Matters

Footstar does not believe that any governmental filings are required with respect to the Partial Cash-Out Merger other than the filing of each of the certificate of revocation of the Plan of Dissolution and certificate of merger for the Partial Cash-Out Merger with the Secretary of State of the State of Delaware and the filings required by the SEC.

Appraisal Rights

Under Delaware law, if you do not wish to accept $0.95 per share in cash as provided in the Partial Cash-Out Merger Agreement, or if you own 500 or more shares of common stock and do not wish to remain the owner of the same number of shares after the Partial Cash-Out Merger, you have the right to dissent from the Partial Cash-Out Merger and to have an appraisal of the fair value of your shares conducted by the Delaware Court of Chancery.  Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL to perfect their rights.  A copy of Section 262 is attached as Appendix C.

Section 262 requires that stockholders be notified not less than 20 days before the special meeting that appraisal rights will be available.  A copy of Section 262 must be included with such notice.  This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the Partial Cash-Out Merger.

If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

•
You must deliver to us a written demand for appraisal of your shares before the vote with respect to the Partial Cash-Out Merger Agreement is taken.  This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Partial Cash-Out Merger Agreement.  Voting against or failing to vote for the Partial Cash-Out Merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•
You must not vote in favor of the Partial Cash-Out Merger Agreement at the special meeting.  An abstention or failure to vote will satisfy this requirement, but a vote in favor of the Partial Cash-Out Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•
You must continuously hold the shares from the date of making the demand through the effective time of the Partial Cash-Out Merger; a stockholder who is the holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the Partial Cash-Out Merger, will lose any right to appraisal in respect of those shares.

If you fail to comply with all of these conditions and the Partial Cash-Out Merger is completed, you will be entitled to receive the Partial Cash-Out Merger consideration for any shares of Footstar common stock you hold as of the effective time as provided for in the Partial Cash-Out Merger Agreement but you will have no appraisal rights for your shares of Footstar common stock.

All demands for appraisal should be addressed to Jonathan M. Couchman, Footstar, Inc., 933 MacArthur Blvd., Mahwah, New Jersey 07430, before the vote on the Partial Cash-Out Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Footstar common stock.  The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

To be effective, a demand for appraisal by a holder of Footstar common stock must be made by or in the name of such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record.  The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity.  If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.  An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record.  However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.  A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners.  In such case, the written demand should state the number of shares as to which appraisal is sought.  Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within ten days after the effective time of the Partial Cash-Out Merger, Footstar must give written notice that the Partial Cash-Out Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Partial Cash-Out Merger Agreement.  Within 120 days after the effective time of the Partial Cash-Out Merger, either Footstar or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal.  A dissenting stockholder may request from Footstar during this 120-day period a statement setting forth (a) the aggregate number of shares not voted in favor of the Partial Cash-Out Merger and with respect to which demands for appraisal have been received, and (b) the aggregate number of holders of such shares.  Footstar does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so.  Accordingly, your failure to timely file a petition could nullify your demand for appraisal.

At any time within 60 days after the effective time of the Partial Cash-Out Merger, any stockholder who has demanded an appraisal and has not commenced an appraisal proceeding or joined that proceeding as a named party has the right to withdraw the demand and to accept $0.95 per share for his or her shares of Footstar common stock, if such stockholder owns fewer than 500 shares of common stock in record form, or to accept his new shares of Footstar common stock if such stockholder owns 500 or more shares of common stock in record form, pursuant to the terms of the Partial Cash-Out Merger Agreement.  If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Footstar, Footstar then will be obligated within 20 days after receiving service of a copy of the petition to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and who have not reached an agreement with Footstar as to the value of their shares.  After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.  The Chancery Court may require the stockholders who demanded an appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and, if any stockholder fails to comply with such directions, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Partial Cash-Out Merger, together with a fair rate of interest, if any.  When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors.  YOU SHOULD BE AWARE THAT THE FAIR VALUE OF THE SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE, THE SAME OR LESS THAN THE $0.95 PER SHARE YOU WOULD RECEIVE UNDER THE PARTIAL CASH-OUT MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES AND YOU OWN FEWER THAN 500 SHARES OF FOOTSTAR COMMON STOCK IN RECORD FORM.

Costs of the appraisal proceeding may be imposed upon Footstar and the stockholders participating in the appraisal proceeding by the Chancery Court as the court deems equitable in the circumstances.  Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who demands appraisal rights will not, after the effective time of the Partial Cash-Out Merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment as of a record date prior to the effective time of the Partial Cash-Out Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Partial Cash-Out Merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the Partial Cash-Out Merger within 60 days after the effective time, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the $0.95 per share Partial Cash-Out Merger consideration for shares of his or her Footstar common stock or retain his or her Footstar common stock pursuant to the Partial Cash-Out Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the Partial Cash-Out Merger may be made only with the written approval of the surviving corporation.

The foregoing is intended as a brief summary of the material provisions of the Delaware statutory procedures required to dissent from the Partial Cash-Out Merger and perfect a stockholder’s appraisal rights.  This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262.  If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C and consult with legal counsel because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters’ rights under Delaware law.

PROPOSAL TO REVOKE THE PLAN OF DISSOLUTION

General

At the special meeting, you will be asked to consider and vote upon the proposal to revoke the Plan of Dissolution of Footstar, Inc. that was approved and adopted by Footstar’s stockholders on May 5, 2009. In order to consummate the Partial Cash-Out Merger, Footstar must first revoke the Plan of Dissolution in accordance with Section 311 of the DGCL. Accordingly, the approval of the proposal to approve the Partial Cash-Out Merger is subject to the approval of the proposal to revoke the Plan of Dissolution. Stockholders entitled to vote on the proposal to revoke the Plan of Dissolution are stockholders of record as the Dissolution Record Date, the effective date of the Plan of Dissolution. The affirmative vote by holders of a majority of the voting power of our outstanding common stock as of the Dissolution Record Date is required to approve the proposal to revoke the Plan of Dissolution. As described in the Notice of Proxy and Proxy Statement mailed to stockholders in connection with the approval of the Plan of Dissolution, after the effectiveness of the Certificate of Dissolution, we believe the trading of shares of our common stock has been tracked and marked with a due bill by the Depository Trust Company, which has transferred all rights and other evidence of ownership with respect to such shares.

Because of the prolonged period between the special meeting and the record date for the proposal to revoke the Plan of Dissolution, Footstar believes it may be difficult in some cases to locate or otherwise obtain the vote of stockholders entitled to vote on such proposal. Footstar does not believe that any difficulties in locating these stockholders will be unfair to unaffiliated stockholders as of the Dissolution Record Date who oppose a revocation of the Plan of Dissolution, since a failure to vote on the proposal to revoke the Plan of Dissolution, for whatever reason, will have the same effect as a vote against such proposal. To the extent that unaffiliated stockholders of record as of the Dissolution Record Date favor revoking the Plan of Dissolution, it is incumbent upon Footstar to locate such stockholders.

Background

At a special meeting held on May 5, 2009, Footstar’s stockholders adopted and approved the Plan of Dissolution. Subsequently, in August 2010, Footstar’s board of directors was made aware of an opportunity regarding a potential strategic transaction with CPEX. The board of directors believed that, notwithstanding the previous approval of the Plan of Dissolution, it was in Footstar’s best interest to explore a possible transaction with CPEX. As part of its assessment as to whether to pursue the CPEX Transaction, the board of directors also reevaluated whether it continued to be advisable to continue liquidating Footstar pursuant to the Plan of Dissolution. The board of directors determined that it was advisable to suspend liquidating Footstar pursuant to the Plan of Dissolution and pursue strategic transactions as a going concern. Since the consummation of the CPEX Transaction was time sensitive, Footstar’s board of directors believed that Footstar’s primary focus after the August 2010 meeting was to work on entering into a transaction with CPEX and that after an agreement with CPEX was either entered into or discussions were terminated, it could focus more specifically on revoking the Plan of Dissolution.

Effects

As currently in force, the Plan of Dissolution grants our board of directors and officers full authority to dissolve and liquidate Footstar in accordance with the Plan of Dissolution and any applicable provision of Delaware law. During 2009 and 2010, Footstar has made several liquidating distributions to stockholders in accordance with the Plan of Dissolution. See “DIVIDENDS.”

The proposal to revoke the Plan of Dissolution will, if approved by stockholders, authorize Footstar’s board of directors to file a certificate of revocation of dissolution with the Secretary of State of the State of Delaware which, at the effective  time thereof, cause the revocation of the Plan of Dissolution.

If the proposal to revoke the Plan of Dissolution is approved, Footstar intends to permanently cease making liquidating distributions.

If the proposal to revoke the Plan of Dissolution is not approved, it is expected that the current management of Footstar, under the direction of the board of directors, will recommence dissolving Footstar in accordance with the Plan of Dissolution. In addition, if the proposal to revoke the Plan of Dissolution is not approved, Footstar is considering, among other things, taking the actions necessary to spin-off the common stock of Footstar Corp, its wholly-owned subsidiary, as a special dividend or other distribution to Footstar stockholders so that Footstar stockholders can continue to participate in earnings resulting from the CPEX Transaction, if any, after Footstar is completely dissolved. If the proposal to approve the Partial Cash-Out Merger and revoke the Plan of Dissolution are approved, we expect we will, as soon thereafter as reasonably practicable, revoke the Plan of Dissolution and effect the Partial Cash-Out Merger, subject to applicable law.

The Plan of Dissolution is attached as Annex A to Footstar’s Proxy Statement on Schedule 14A filed with the SEC on April 6, 2009 and is incorporated herein by reference.

PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY

If at the special meeting the number of shares of common stock voted in favor of approving the proposal to revoke the Plan of Dissolution and/or the proposal to adopt the Partial Cash-Out Merger Agreement is greater than the number of such shares voted against either such proposal but is less than the absolute majority of all outstanding shares entitled to vote on such proposal, management intends to move to adjourn the meeting in order to enable it to solicit additional proxies in favor of the proposal to revoke the Plan of Dissolution and/or the Partial Cash-Out Merger Agreement, as the case may be.

In the adjournment proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting management the discretionary authority to adjourn the special meeting, and any later adjournments of the special meeting, to a date or dates not later than August 1, 2011, to enable our management to solicit additional proxies in favor of approving the proposal to revoke the Plan of Dissolution and/or adopting the Partial Cash-Out Merger Agreement. If our stockholders approve the adjournment proposal, management could adjourn the special meeting and any adjourned session of the meeting to a date or dates not later than August 1, 2011, and use the additional time to solicit additional proxies in favor of approving such proposals, including the solicitation of proxies from stockholders that have previously voted against the proposals.

Our board of directors believes that if the number of shares of our common stock voting in favor of the Partial Cash-Out Merger Agreement and/or the proposal to revoke the Plan of Dissolution is greater than the number of shares voted against it but is less than the absolute majority of all outstanding entitled to vote on such proposal, it is in the best interests of the stockholders to enable management, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of such proposals.

Our board of directors recommends that shareholders vote “FOR” the proposal to grant management the discretionary authority to adjourn the annual meeting to a date or dates not later than August 1, 2011.

MARKET AND MARKET PRICE

The common stock of Footstar is traded on the OTC Bulletin Board under the symbol FTAR.OB.

	2011		2010		2009
	High	Low	High	Low	High	Low
First Quarter	$1.08	$0.40	$0.60	$0.22	$3.55	$1.81
Second Quarter (through May [_], 2011)	[_]	[_]	$0.45	$0.25	$2.94	$0.06
Third Quarter	--	--	$0.52	$0.34	$1.10	$0.70
Fourth Quarter	--	--	$0.55	$0.38	$0.99	$0.41

The closing sale price for shares of Footstar common stock on the OTC Bulletin Board on February 11, 2011, the last full trading day on which Footstar stock was traded before Footstar publicly announced the Partial Cash-Out Merger on February 14, 2011, was $0.90.  On May [_], 2011, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of Footstar common stock as reported on the OTC Bulletin Board was $0.[__].  Stockholders should obtain a current market quotation for Footstar common stock before making any decision with respect to the Partial Cash-Out Merger.

NUMBER OF STOCKHOLDERS

As of [_________], 2011, there were issued and outstanding 24,183,897 shares of our common stock held by approximately [2,600] holders of record.  Stockholders whose shares are held on their behalf by brokers, banks and other nominees are not included as part of the number of record holders.

DIVIDENDS

Since Footstar emerged from bankruptcy on February 7, 2006, the board of directors has declared special cash distributions totaling $9.90 per common share, and which included a special cash distribution paid on April 30, 2007, in the amount of $5.00 per common share, totaling $104.8 million, a special cash distribution paid on June 3, 2008, in the amount of $1.00 per common share, totaling approximately $21.3 million and a special cash distribution paid on January 27, 2009, in the amount of $1.00 per common share, totaling approximately $21.5 million. Furthermore, since the Plan of Dissolution was approved, the board of directors has paid special cash distributions on May 6, 2009, in the amount of $2.00 per common share, totaling approximately $43.2 million, on September 10, 2009, in the amount of $0.40 per common share, totaling approximately $8.6 million, on December 16, 2009, in the amount of $0.35 per common share, totaling approximately $7.6 million, on March 12, 2010, in the amount of $0.10 per common share, totaling approximately $2.2 million, and on September 27, 2010, in the amount of $0.05 per common share, totaling approximately $1.2 million.

Subsequently, certain subsidiaries of Footstar consummated a transaction with CPEX as further described herein. Accordingly, the board of directors believes it is advisable to suspend liquidating Footstar pursuant to the Plan of Dissolution.  If the proposal to revoke the Plan of Dissolution is approved, Footstar intends to permanently cease making liquidating distributions. If the proposal to approve the Partial Cash-Out Merger and/or the proposal to revoke the Plan of Dissolution are not approved, it is expected that the current management of Footstar, under the direction of the board of directors, will recommence dissolving Footstar in accordance with the Plan of Dissolution.

PAST CONTRACTS AND TRANSACTIONS

Director and Executive Officer Compensation

For information regarding the compensation of Footstar’s directors, see the “Director Compensation” section of Footstar’s Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended January 1, 2011 that was filed with the SEC on May 2, 2011 and is incorporated herein by reference. For information regarding the compensation of Jonathan M. Couchman, Footstar’s only executive officer, see the “Executive Compensation” section of the same Annual Report.

Stock Repurchases

In the past two years, Footstar has not repurchased any of its common stock.

Public Offering

Footstar has not made an underwritten public offering of its common stock for cash during the three years preceding the date of this proxy statement that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Stock Transactions

None of our executive officers, directors or affiliates purchased any of our common stock during the two years preceding the date of the filing of this proxy statement except as described herein.

In the two years preceding the filing of this proxy statement, the directors and officers of Footstar were issued Footstar stock and granted options to purchase Footstar common stock as follows:

On March 15, 2010, Footstar issued shares of common stock having an aggregate fair value of $500,000 on the grant date, or 2,173,913 shares, to Jonathan M. Couchman, in lieu of any cash compensation for base salary for Mr. Couchman’s services as President, Chief Executive Officer and Chief Financial Officer for the twelve months commencing March 1, 2010.

On March 15, 2010, Mr. Couchman was awarded a stock option to purchase up to 2,500,000 shares of common stock at an exercise price of $0.40 per share.  On the date of the grant, the closing stock price of Footstar’s stock was $0.23.  The stock option was fully vested at the time of the grant.  The stock option expires upon the earlier of the tenth anniversary of the grant date and the payment of the final liquidation distribution to our stockholders. Mr. Couchman does not intend to exercise the stock option before the effective time of the Partial Cash-Out Merger.

Also on March 15, 2010, Footstar issued shares of common stock having an aggregate fair value of $50,000 on the grant date, or 217,391 shares, to each of Adam Finerman and Eugene Davis, Footstar’s non-employee directors, in lieu of cash compensation for their service as directors in 2010 to which they would otherwise be entitled. In addition, Messrs. Finerman and Davis elected to receive their full retainer ($50,000) for fiscal 2009 in the form of 17,668 shares of restricted stock and Mr. Finerman elected to receive his full retainer ($50,000) for fiscal 2008 in the form of 12,285 shares of restricted stock.

DESCRIPTION AND INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Directors and Officers

The principal business address of Messrs. Couchman, Finerman and Davis is 933 Macarthur Blvd., Mahwah, NJ 07430, telephone number (201) 934-2000 ext. 5.

Jonathan M. Couchman, President, Chief Executive Officer, Chief Financial Officer and Director.  Mr. Couchman was appointed Chairman of the Board of Footstar on February 7, 2006. He is the Managing Member of Couchman Capital LLC, the general partner and investment manager of Couchman Investments LP and Couchman Partners LP, private investment partnerships established in 2001 and the investment manager of Couchman International Ltd., a private partnership established in 2001. Mr. Couchman is a citizen of the United States.

Adam W. Finerman, Director. Mr. Finerman is a partner with the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP, based in New York City, 65 E. 55th Street, New York, New York. Mr. Finerman is a citizen of the United States.

Eugene I. Davis, Director. Mr. Davis is presently the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC 6 Canoe Brook Drive, Livingston, NJ 07039. Mr. Davis is a citizen of the United States.

Neither Jonathan M. Couchman, Adam W. Finerman nor Eugene Davis has been: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years, or (ii) a party, during the past five years, to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.  Jonathan M. Couchman, Adam W. Finerman and Eugene Davis are citizens of the United States of America.

Security Ownership of Directors, Officers and Owners of 5% or More of Footstar Common Stock

The following table shows information as to the number of shares of Footstar common stock that was beneficially owned as of the Dissolution Record Date and Going Private Record Date by:

•	each director of Footstar;

•	Jonathan M. Couchman, the Chief Executive Officer of Footstar;

•	all Footstar directors and the Chief Executive Officer, as a group; and

•
each person, entity, or group of affiliated persons known by Footstar to be the beneficial owner of more than 5% of Footstar’s common stock, based on that person’s or entity’s ownership of Footstar common stock and the number of outstanding shares of Footstar common stock as of the Dissolution Record Date and Going Private Record Date.

For purposes of this table, beneficial ownership of securities is defined according to the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein.  Except as otherwise indicated, Footstar believes that the beneficial owners of shares of Footstar common stock listed below will have sole investment and voting power with respect to such shares, subject to community property laws where applicable.  In addition, for purposes of this table, a person or group is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after the date as of which these data are presented.  For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which this person has the right to acquire within 60 days after the date as of which these data are presented are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

The table also shows the pro forma percentage ownership for each of the above parties, assuming completion of the Partial Cash-Out Merger.

The percentages were calculated based on the ratio of the number of shares of Footstar common stock beneficially owned by such beneficial owner as of the Dissolution Record Date and Going Private Record Date, to the sum of:

•
24,183,897, the total number of shares outstanding as of the Going Private Record Date, for percentages based on shares outstanding as of the Going Private Record Date and 21,577,835, the total number of shares outstanding as of the Dissolution Record Date, for percentages based on shares outstanding as of the Dissolution Record Date; and

•
the number of shares of common stock issuable upon exercise of options or warrants held by the applicable beneficial owner exercisable within 60 days of the Dissolution Record Date and Going Private Record Date.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED AS OF MAY 5, 2009, THE DISSOLUTION RECORD DATE (1)		SHARES OF COMMON STOCK BENEFICIALLY OWNED AS OF [_________], 2011, THE GOING PRIVATE RECORD DATE (1)
NAME OF BENEFICIAL OWNER(2)	NUMBER	PERCENTAGE	NUMBER		PERCENTAGE	PRO FORMA PERCENTAGE AFTER MERGER
Jonathan M. Couchman	1,031,577	4.8%	13,563,578	(3)	50.8%	[51.1	]%
Eugene I. Davis	61,003	*	278,394		1.2%	[1.2	]%
Adam W. Finerman	89,796	*	307,187		1.3%	[1.3	]%
All directors and officers as a group (3 persons)	1,182,376	5.5%	14,149,159		53.0%	[53.3	]%
* Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole voting and investment power with respect to securities, and includes restricted or deferred shares.

(2)	The business address of the directors and executive officers is Footstar, Inc., 933 MacArthur Boulevard, Mahwah, New Jersey 07430.

(3)
The amount shown also includes 2,500,000 shares issuable pursuant to stock options with an exercise price of $0.40 per share which, as of April 16, 2010, were currently exercisable or would become exercisable within 60 days.

FUTURE STOCKHOLDER PROPOSALS

If the stockholders fail to approve the proposal to adopt the Partial Cash-Out Merger Agreement and/or the proposal to revoke the Plan of Dissolution, Footstar does not expect to have an annual meeting of stockholders after this special meeting. If we remain a public company and do hold an annual meeting in the future, stockholder proposals must be received by the Secretary of Footstar, for inclusion in the Footstar’s proxy statement, notice of meeting and proxy relating to the next Annual Meeting, a reasonable time before Footstar begins to print and send its proxy materials.

Footstar’s bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders, or to bring business before an annual meeting of stockholders of Footstar. The bylaws provide that persons who are nominated by or at the direction of the board of directors, or by a stockholder who has given timely written notice to the Secretary of Footstar prior to the meeting at which directors are to be elected, will be eligible to be considered for election as directors of Footstar at the annual meeting. The bylaws also provide that at any meeting of stockholders such business may be conducted as has been brought before the meeting by or at the direction of the board of directors or, in the case of an annual meeting of stockholders, by a stockholder who has given timely written notice to the Secretary of Footstar of such stockholder’s intention to bring such business before the meeting. Under the bylaws, for any such stockholder notice to be timely, such notice must be received by Footstar in writing not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, for any such stockholder notice to be timely, such notice must be received by Footstar in writing not less than 60 days nor more than 90 days prior to the meeting or by the close of business on the 10th day following the day on which the public announcement of the date of annual meeting is first made by Footstar. Because Footstar did not hold an Annual Meeting in 2010, the previous sentence will apply to notices sent by stockholders for the next Annual Meeting of Footstar. In addition, in the event that the number of directors to be elected to the board of directors of Footstar is increased and there is no public announcement by Footstar naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the anniversary date of the prior year’s annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least seventy 70 days prior to such annual meeting), a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by Footstar in writing not more than 10 days following the day on which public announcement of the date of such meeting was first made by Footstar. Under the bylaws, a stockholder’s notice must also contain certain information specified in the bylaws.

Upon request by any stockholder to the Corporate Secretary, Footstar, Inc., 933 MacArthur Boulevard Mahwah, NJ 07430, a copy of Footstar’s Annual Report on Form 10-K, including the financial statements, any financial statement schedules and list of exhibits, required to be filed with the SEC for the 2009 fiscal year will be provided without charge. In addition, upon request by any stockholder, a copy of any or all exhibits to Footstar’s Annual Report on Form 10-K for the 2010 fiscal year will be furnished for a fee which will not exceed Footstar’s reasonable expenses in furnishing the exhibits.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  In addition, because the Partial Cash-Out Merger may be considered to be a “going private” transaction, Footstar has filed a Rule 13E-3 Transaction Statement on Schedule 13E-3 with respect to the Partial Cash-Out Merger.  The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Footstar.  Each exhibit to the Schedule 13E-3 will be made available for inspection and copying at Footstar’s executive offices during regular business hours by any Footstar stockholder or a representative of a stockholder as so designated in writing, and may be obtained by mail, by written request directed to Jonathan Couchman, Footstar, Inc., 933 MacArthur Blvd., Mahwah, New Jersey 07430.

Footstar stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Footstar at the SEC’s public reference room located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Footstar’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC located at: “http://www.sec.gov.”  Information contained in the SEC’s website is not incorporated by reference into this proxy statement.

ADDITIONAL INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Footstar to “incorporate by reference” information into this proxy statement.  This means that Footstar can disclose important information by referring to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this proxy statement.  This proxy statement and the information that Footstar files later with the SEC may update and supersede the information incorporated by reference.  Similarly, the information that Footstar later files with the SEC may update and supersede the information in this proxy statement.  Footstar also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act (except, for each document, any information deemed therein to be furnished and not filed):

•	Annual Report on Form 10-K for the fiscal year ended January 1, 2011 (including the Financial Statements thereto);

•	Current Report on Form 8-K filed January 6, 2011;

•	Current Report on Form 8-K filed April 6, 2011; and

•	Current Report on Form 8-K filed May 3, 2011.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC, as described above.  Documents incorporated by reference are available from us without charge, excluding all exhibits except those that we have specifically incorporated by reference in this proxy statement.  Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:

Footstar, Inc.
933 MacArthur Blvd.
Mahwah, New Jersey 07430
(201) 934-2000 ext. 5

The proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.  The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Footstar since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement (including its appendices).  Footstar has not authorized anyone to provide information that is different from that contained in this proxy statement.  This proxy statement is dated [_______], 2011.  No assumption should be made that the information contained in this proxy statement is accurate as of any other date, and the mailing or delivery of this proxy statement will not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FOOTSTAR, INC.

AND

FOOTSTAR ACQUISITION, INC.

Dated as of February 14, 2011

A-i

Section 8.07	Headings, etc	9
Section 8.08	Parties in Interest	9
Section 8.09	Remedies	9
Section 8.10	Definitions	9
Section 8.11	Waiver of Jury Trial	11
Section 8.12	Counterparts	11

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 14, 2011, is entered into by and between FOOTSTAR, INC., a Delaware corporation (the “Company”) and FOOTSTAR ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of the Company (“Newco”).

The board of directors of the Company has determined that it is desirable and in the best interest of the Company and its shareholders to take action to permit the Company to stop its reporting as a public company with the Securities and Exchange Commission.

The board of directors of the Company has determined that the cost savings and advantages of being a non-public company can be best achieved through a merger whereby certain shareholders with the Minimum Number or fewer shares of Company Stock, or as otherwise provided herein, will receive cash for each of their shares of Company Stock.

Prior to the consummation of the merger of Newco with and into the Company with the Company remaining as the surviving corporation (the “Merger”), the Company shall, subject to the approval of the holders of the Company Stock, revoke the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc. (the “Plan of Dissolution”) approved and adopted by the Company’s shareholders on May 5, 2009 by filing a certificate of revocation of dissolution (the “Certificate of Revocation”);

The board of directors of the Company has (i) determined that the Merger, whereby shares of Company stock held by Excluded Holders (as defined in Section 1.07(a)) will, upon the terms and subject to the conditions set forth herein, be converted solely into the right to receive cash in an amount equal to $0.95 per share (the “Cash Consideration”) and shares of Company Stock held by Eligible Holders shall remain issued and outstanding shares of Company Stock (the “Stock Consideration,” and collectively with the Cash Consideration, the “Merger Consideration”), is fair to, and in the best interests of, holders of shares of Company Stock, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and declared their advisability, (iii) recommended the adoption by the shareholders of the Company, subject to the terms and conditions set forth herein, of this Agreement, and (iv) approved the Merger and this Agreement and the other transactions contemplated hereby.

Therefore, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01        The Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (upon and after the Effective Time, the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 1.02        Effective Time; Closing.  The closing of the Merger (the “Closing”) shall take place as soon as practicable after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties.  The Closing shall be held at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 65 East 55th Street, New York, New York 10022, at 10:00 a.m., Eastern time, or at such other place and time as the parties shall agree in writing.  Immediately following the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and the Merger shall become effective upon such filing or at such later time as is agreed to by the parties and is specified in the Certificate of Merger (the “Effective Time”).  The Company’s stock transfer records will be closed on the Effective Time as to all shares of Company Stock held by Excluded Holders.

Section 1.03        Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

Section 1.04        Articles of Incorporation and Bylaws.  At the Effective Time, (i) the Certificate of Incorporation and Bylaws of the Surviving Corporation will be the same as the certificate of incorporation and bylaws, each as amended, of the Company as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and the DGCL.

Section 1.05        Directors.  The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

Section 1.06        Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

Section 1.07        Conversion of Shares.  At the Effective Time, automatically by virtue of the Merger and without any action on the part of the parties hereto or any holder of Company Stock:

(a)        Each share of Company Stock that is held by an Excluded Holder immediately prior to the Effective Time shall be converted into solely the right to receive the Cash Consideration, without interest.  As of the Effective Time, shares of Company Stock held by Excluded Holders of Company Stock shall automatically be cancelled and shall cease to exist, and each Holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest.

(b)        Each share of Company Stock that is owned by the Company or by any direct or indirect wholly-owned subsidiary of the Company other than shares held by such a subsidiary in a fiduciary or custodial capacity or as a result of debts previously contracted shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

(c)        Shares of Company Stock that are held by Eligible Holders at the Effective Time will remain issued and outstanding shares of Company Common Stock, and each certificate that immediately prior to the Effective Time evidenced a Eligible Holder’s ownership of shares of Company Stock shall continue to evidence ownership of the same number of shares of the Surviving Corporation, subject to Section 2.05.

(d)        The outstanding shares of Newco common stock shall, without any action on the part of the holder thereof, be cancelled.

(e)        The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder or otherwise, as it may deem appropriate for purposes of this Section 1.07,  and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 1.07, including, without limitation, any questions as to the number of Shares held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 1.07 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto. It shall be a condition precedent to the right of any Excluded Holder to receive the Cash Consideration payable with respect to any shares of Common Stock held by such Excluded Holder that such Holder certify to the Company in the letter of transmittal delivered to the Company as described in Section 2.02(b) that such Holder held of record immediately prior to the Effective Time, fewer than the Minimum Number of shares of Company Stock in the aggregate.

(f)        For purposes of this Section 1.07, the Company may, in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Company Stock held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered or beneficial Holder of a separate discrete account has the same or a similar name as the Holder of a separate discrete account; and (ii) aggregate the shares of Company Stock held by any person or persons that the Company determines to constitute a single Holder, for purposes of determining the number of such shares held by such Holder.

Section 1.08        Treatment of Company Options.  All options of Company Stock held by Persons who are Eligible Holders shall remain outstanding options to purchase, subject to Section 2.05, the same number of shares of Surviving Corporation’s common stock subject to the same terms and restrictions as at present and enforceable in accordance with their respective terms.

Section 1.09        Shareholders’ Meeting; Proxy Material.

(a)        As promptly as practicable following the date of this Agreement, the Company shall prepare a proxy statement relating to the approval of the Merger by the Company’s shareholders (as amended or supplemented, the “Proxy Statement”), and the parties shall prepare a Schedule 13E-3 filing (as amended or supplemented, the “Schedule 13E-3”).  The Company will use all reasonable efforts to have the Proxy Statement, and the parties will use all reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing.

(b)        The Company shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable after the Proxy Statement is cleared by the SEC (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval and (ii) shall use all reasonable efforts to solicit the adoption of this Agreement in respect of the Company Shareholder Approval.

(c)        The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC.  If at any time prior to the Effective Time, any information should be discovered by any party that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES

Section 2.01        Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time that are held by shareholders who did not vote for approval and adoption of this Agreement and the Merger nor consented thereto in writing and who have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares of Company Stock fails to perfect, withdraws (in accordance with the 262 of the DGCL) or otherwise loses such holder’s right to appraisal. If a holder of Dissenting Shares fails to perfect, withdraws (in accordance with the 262 of the DGCL) or loses the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the appropriate Merger Consideration, without interest thereon, in the manner provided in Section 1.07 hereof.  The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.02        Exchange of Certificates and Payment of Cash.

(a)        Paying Agent.  Prior to the Closing Date, the Company shall enter into an agreement providing for the matters set forth in this Section 2.02 (the “Paying Agent Agreement”) with a bank or trust company selected by the Company, as paying agent (the “Paying Agent”), authorizing such Paying Agent to act as Paying Agent in connection with the Merger.  The Surviving Corporation shall deliver cash to the Paying Agent as requested sufficient to pay, as incurred, the aggregate Cash Consideration (the “Merger Fund”).

(b)        Payment of Cash.  As soon as reasonably practicable, the Surviving Corporation will instruct the Paying Agent to mail to each Holder of record of a Certificate or Certificates that immediately prior to the Effective Time evidenced a share of common stock held by an Excluded Holder of Company Stock or that for any reason become such a share, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions, including the certifications described in Section 1.07(e), as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration pursuant to Section 1.07. Upon surrender in good delivery form of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents, including signature guarantees, as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the Holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration for each share of Company Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, the Cash Consideration may be paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer.  In such event, the signature on the Certificate or any related stock power must be properly guaranteed by a medallion signature guarantor acceptable to the Company or the Surviving Corporation and the Person requesting payment of the Cash Consideration must either pay any transfer or other taxes required by reason of the payment to a Person other than the registered Holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Cash Consideration will be delivered by the Paying Agent as promptly as practicable following the proper surrender of a Certificate and the delivery of all required related Transmittal Documents.  No interest will be payable on such Cash Consideration.  Until surrendered in accordance with this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Cash Consideration for each share of Company Stock held by an Excluded Holder.  Any interest, dividends or other income earned on the investment of cash held by the Paying Agent hereunder shall be solely for the account of the Surviving Corporation.  The Cash Consideration delivered upon surrender of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares held by Excluded Holders.

(c)        Termination of Merger Fund.  Any portion of the Merger Fund (including the proceeds of any investments thereof) that remains undistributed to the Holders of Company Stock for six months following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation.  Any Holders of Company Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Cash Consideration.

(d)        No Liability.  None of the Surviving Corporation, Newco, the Company or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)        Investment of the Merger Fund.  The Paying Agent shall invest any cash included in the Merger Fund as directed by the Surviving Corporation on a daily basis; provided that no gain or loss thereon shall affect the amounts payable to the shareholders of the Company pursuant to Article I or this Article II; provided, further, that such investments shall be guaranteed by the United States.  Any interest and other income earned on the Merger Fund shall promptly be paid to the Surviving Corporation not less frequently than monthly.

(f)        Withholding Rights.  Each of the Surviving Corporation, Newco and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (“Code”), or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the Company Stock in respect of which such deduction and withholding was made.

(g)        Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request.  The Holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity and bond against any claim that may be made against the Company, Newco, the Surviving Corporation or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.  The affidavit and any indemnity and bond that may be required hereunder shall be delivered to the Paying Agent on behalf of the Surviving Corporation, who shall be responsible for making payment for such lost, stolen or destroyed Certificate(s) pursuant to the terms hereof.

Section 2.03        Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Excluded Holders, and there shall be no further registration of transfers of Company Stock that are held by Excluded Holders immediately prior to the Effective Time thereafter on the records of the Company.  Any Certificates representing Company Stock held by Excluded Holders presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and exchanged for the Cash Consideration pursuant to the terms in this Article II.  Dissenting Shares shall be treated as provided in Section 2.01.

Section 2.04        Further Assurances.  After the Effective Time, the officers and directors of the Surviving Corporation are hereby granted a power of attorney and are authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments, filings of record or assurances and to take and do, in the name and on behalf of the Company and Newco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.05        Adjustments to Prevent Dilution.  In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution that in any such event is made on a pro rata basis to all Holders of Company Stock, there is a change in the number of shares of Company Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Stock, then the Cash Consideration shall be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Newco as follows:

Section 3.01        Corporate Organization.  The Company and each Company Subsidiary is a corporation, limited liability company or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

Section 3.02        Capitalization.

(a)        As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Company Stock and 30,000,000 shares of preferred stock, $0.01 par value per share.  As of the date of this Agreement, (i) 24,183,897 shares of Company Stock were issued and outstanding, (ii) no shares of Company Stock were held in treasury by the Company, and (iii) no shares of preferred stock of the Company were issued or outstanding.

(b)        As of the date hereof, there are 2,500,000 options to purchase Company stock outstanding, all of which are currently vested, have an exercise price of $0.40 per share and expire on the earlier of March 14, 2020 or the payment of any final liquidating distribution of the Company.  All issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable.

(c)        All Subsidiaries only have common stock of one class authorized, issued and outstanding.

Section 3.03        Authority.

(a)        The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (other than the Company Shareholder Approval and the filing of the Certificate of Revocation and the Certificate of Merger, as required by the DGCL). This Agreement and the Exchange Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party thereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(b)        The board of directors of the Company has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, holders of the shares of the Company Stock, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and declared their advisability, (iii) recommended the adoption of this Agreement and the transactions contemplated hereby to the shareholders of the Company, subject to the terms and conditions set forth herein, and (iv) approved the Merger and this Agreement and the transactions contemplated in accordance with the requirements of the DGCL.

Section 3.04        Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco hereby represents and warrants to the Company as follows:

Section 4.01        Organization.  Newco is duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.02        Authority.  Newco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Newco and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Newco and the shareholders of Newco and no other corporate proceedings on the part of Newco are necessary to authorize the execution, delivery and performance of this Agreement or the consummation by Newco of the transactions contemplated hereby or thereby (other than the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Newco and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes valid and binding obligations of Newco, enforceable against Newco in accordance with its terms.

Section 4.03        Formation.  Newco was formed specifically for the transactions contemplated by this Agreement and has conducted no operations and incurred no obligations other than in connection with the transactions contemplated by this Agreement, and has no operations.

Section 4.04        Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Newco.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01        All Reasonable Efforts.  Subject to the terms and conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger and this Agreement, and to cooperate with each other in connection with the foregoing, including using all reasonable efforts to (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, provided that the Company shall not be required to make any payments or provide any economic benefits to third parties prior to the Effective Time in order to obtain any waivers, consents or approvals from any third parties hereunder, (b) obtain all necessary consents, approvals and authorizations, and provide all notices as are required to be obtained under any federal, state or foreign law or regulation or by any Governmental Entity, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (e) fulfill all conditions to this Agreement.

ARTICLE VI

CONDITIONS

Section 6.01        Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of Newco and the Company to consummate the Merger are subject to the satisfaction or waiver (by mutual written consent of the Company and Newco) on or prior to the Closing Date of each of the following conditions:

(a)        Shareholder Approval.  The Company shall have obtained the Company Shareholder Approval, provided, that this condition may not be waived by the parties hereto.

(b)        Regulatory Approvals.  All necessary notices and applications to, and consents and approvals by, Governmental Entities shall have been delivered and obtained, as applicable, by the Company and any statutory waiting periods applicable to the Merger have been terminated or shall have expired without adverse action.

(c)        No Order.  No court of competent jurisdiction or United States federal or state Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01        Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Shareholder Approval by mutual written consent of Newco and the Company.

Section 7.02        Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, except as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Newco or the Company to the other party, or to their respective shareholders or creditors.

Section 7.03        Amendment.  This Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company may be granted except where permissible hereunder pursuant to an instrument in writing signed by or on behalf of the Company following approval of such action by the board of directors and signed by Newco; provided, however, that following the Company Shareholder Approval at the Company Shareholders Meeting, if applicable, no amendment may be made without the further approval of the shareholders of the Company that would: (a) decrease the Merger Consideration; or (b) change any other terms and conditions in this Agreement if any of the changes would, individually or in the aggregate, adversely affect the shareholders of the Company.

Section 7.04        Extension and Waiver.  At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval at the Company Shareholders Meeting, if applicable:

(a)        The Company may (a) extend the time for the performance of any of the obligations or other acts of Newco, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Newco pursuant hereto, or (c) waive compliance by Newco with any of the agreements or with any conditions to the Company’s obligations, other than as provided in Section 6.01(a).

(b)        Newco may (a) extend the time for the performance of any of the obligations or other acts of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (c) waive compliance by the Company with any of the agreements or with any conditions to Newco’s obligations, other than as provided in Section 6.01(a).

(c)        Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

ARTICLE VIII

MISCELLANEOUS

Section 8.01        Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.01 hereof, as the case may be, except that the agreements set forth in Section 8.02 hereof shall survive termination and this Section 8.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

Section 8.02        Fees and Expenses.  Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 8.03        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy or telex, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses or at such addresses as shall be specified by the parties by like notice:

(a)        If to the Company:

Footstar, Inc.
933 MacArthur Blvd.
Mahwah, New Jersey 07430
Attn: Jonathan M. Couchman

(b)        If to Newco:

Footstar Acquisition, Inc.
933 MacArthur Blvd.
Mahwah, New Jersey 07430
Attn: Jonathan M. Couchman

Section 8.04        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal banking laws.

Section 8.05        Entire Agreement; Assignment.  This Agreement (together with the exhibits and schedules hereto) contain the entire understanding and agreement between the parties with respect to the Merger and the transactions contemplated hereby and supersedes all prior agreements and undertakings, written or oral, among the parties, or any of them, with respect to these matters.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.06        Severability.  Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.07        Headings, etc.  Headings and section references are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.

Section 8.08        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, whether as a third party beneficiary or otherwise, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.09        Remedies.  The parties hereto agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof in addition to any other remedies to which they are entitled at law or in equity.

Section 8.10        Definitions.  As used in this Agreement:

“DGCL” means the Delaware General Corporation Law.

“Board of Directors” means the Board of Directors of the Company.

“Certificate(s)” means certificate(s) representing shares of Company Stock held by Excluded Holders immediately prior to the Effective Time that shall cease to have any rights with respect thereto, except the right to receive Cash Consideration to be paid in consideration therefore upon surrender of such certificate(s) in accordance with the procedure proscribed in this Agreement.

 “Company Shareholder Approval” means (i) the Statutory Shareholder Approval and (ii) the approval of the proposal to revoke the Plan of Dissolution by the affirmative vote of a majority of all votes entitled to vote thereon.

“Company Stock” means all outstanding shares of common stock issued by Company as of immediately prior to the Effective Time, including options to purchase Company common stock.

“Eligible Holder” means a Holder who, as of immediately prior to the Effective Time, held the Minimum Number or more shares of Company Stock.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Holder” means a Holder who, as of immediately prior to the Effective Time, held fewer than the Minimum Number of shares of Company Stock.

“Government Entity” means any governmental entities that have authority to monitor and regulate Company activities and the Merger contemplated in this Agreement.

“Holder” means any holder of record of Company Stock who would be deemed, under Rule 12g5-1 promulgated under Exchange Act to be a “person” for purposes of determining the number of record shareholders of the Company;

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Minimum Number” means 500 or such other number up to 600 if the board of directors determines that converting shares of Company Stock held by Excluded Holders into the Cash Consideration will not reduce the number of record Holders of Company Stock below 300;

 “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Statutory Shareholder Approval” means the affirmative vote for approval of this Agreement and the Merger by a majority of all votes entitled to be cast by holders of Company Stock.

 “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the bard of drectors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

Section 8.11        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.11.

Section 8.12        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signatures on the following page]

The parties are signing this Agreement as of the date first written above.

FOOTSTAR, INC.

By:	/s/ Jonathan M. Couchman
	Name:	Jonathan M. Couchman
	Title:	Chief Executive Officer

FOOTSTAR ACQUISITION, INC.

By:	/s/ Jonathan M. Couchman
	Name:	Jonathan M. Couchman
	Title:	Chief Executive Officer

APPENDIX B
FORM OF CERTIFICATE OF REVOCATION OF DISSOLUTION
OF
FOOTSTAR, INC.
____________________
Pursuant to Section 311 of the
General Corporation Law of the State of Delaware

It is hereby certified that:

1.  The name of the corporation (hereinafter, the "Corporation") is:  Footstar, Inc.

2.  The names and the respective addresses of the officers of the Corporation are as follows:

Name	Office	Address

Jonathan M. Couchman	Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer & Secretary	933 MacArthur Boulevard Mahwah, New Jersey 07430

3.  The names and the respective addresses of the directors of the Corporation are as follows:

Name	Address

Eugene I. Davis	933 MacArthur Boulevard Mahwah, New Jersey 07430

Adam W. Finerman	933 MacArthur Boulevard Mahwah, New Jersey 07430

Jonathan M. Couchman	933 MacArthur Boulevard Mahwah, New Jersey 07430

4.  At least a majority of the stock of the corporation which was outstanding and entitled to vote upon a dissolution at the time of the dissolution of the corporation have voted in favor of a resolution to revoke the dissolution of the corporation.

Dated: __________ ___, 2011.
Jonathan M. Couchman
Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer & Secretary

B-1

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262.  Appraisal rights

(a)           Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)           Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)           Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)           Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.           Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.           Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.           Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.           Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)           In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)           Appraisal rights shall be perfected as follows:

(1)           If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)           If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)           Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.  Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.  Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)           Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)           At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)           After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings.  Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors.  Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)           The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)           The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)           From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)           The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Please mark your votes like this	[X]

PROXY	FOOTSTAR, INC.	PROXY

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO REVOKE THE AMENDED PLAN OF COMPLETE DISSOLUTION.

Please specify your vote by checking the box above your choice for each of the proposals.

1.	To approve a proposal to revoke the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc.
	FOR [_]	AGAINST [_]	ABSTAIN [_]

2.	For approval to adjourn the special meeting to solicit additional proxies, if necessary.
	FOR [_]	AGAINST [_]	ABSTAIN [_]

â FOLD AND INSERT IN ENVELOPE PROVIDED â

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR both proposals set forth above. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournments of the Meeting.

Label Area 4” x 1 1/2”	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2011.

Please sign exactly as your name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

[Missing Graphic Reference]

PRELIMINARY COPY

â FOLD AND READ THE REVERSE SIDE â

PROXY
FOOTSTAR, INC.
933 MacArthur Blvd.
Mahwah, New Jersey 07430

The undersigned hereby appoints Jonathan Couchman and Eugene Davis as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them acting singly, to represent and vote, as designated below, all the shares of Common Stock of Footstar, Inc. (“Company”) held of record by the undersigned at the close of business on May 5, 2009 at the Special Meeting of Stockholders to be held at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, located at Park Avenue Tower, 65 East 55th Street, New York, New York 10022, on [ ] 2011 at 10:00 a.m., local time, or any adjournment or postponement thereof (the “Meeting”) and authorizes and instructs said proxies to vote in the manner directed below.

(Continued, and to be marked, dated and signed, on the other side)

PRELIMINARY COPY

Please mark your votes like this	[X]

PROXY	FOOTSTAR, INC.	PROXY

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

Please specify your vote by checking the box above your choice for each of the proposals.

1.
To adopt and approve the Agreement and Plan of Merger dated as of February 14, 2011, by and among Footstar, Inc. and Footstar Acquisition, Inc., subject to the approval of the proposal to revoke the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc.

	FOR [_]	AGAINST [_]	ABSTAIN [_]

2.	For approval to adjourn the special meeting to solicit additional proxies, if necessary.
	FOR [_]	AGAINST [_]	ABSTAIN [_]

â FOLD AND INSERT IN ENVELOPE PROVIDED â

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR both proposals set forth above. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournments of the Meeting.

Label Area 4” x 1 1/2”	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2011.
Please sign exactly as your name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PRELIMINARY COPY

â FOLD AND READ THE REVERSE SIDE â

PROXY
FOOTSTAR, INC.
933 MacArthur Blvd.
Mahwah, New Jersey 07430

The undersigned hereby appoints Jonathan Couchman and Eugene Davis as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them acting singly, to represent and vote, as designated below, all the shares of Common Stock of Footstar, Inc. (“Company”) held of record by the undersigned at the close of business on [_________], 2011 at the Special Meeting of Stockholders to be held at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, located at Park Avenue Tower, 65 East 55th Street, New York, New York 10022, on [             ] 2011 at 10:00 a.m., local time, or any adjournment or postponement thereof (the “Meeting”) and authorizes and instructs said proxies to vote in the manner directed below.

(Continued, and to be marked, dated and signed, on the other side)